Exhibit 10.1

ASSET PURCHASE AGREEMENT

This is an Asset Purchase Agreement dated as of March 24, 2008 (the "Agreement"), among (i) Caretenders of Jacksonville, LLC, a Florida limited liability company (“Buyer”), (ii) Almost Family, Inc., a Delaware corporation (“Parent”), (iii) Apex Home Healthcare Services, L.L.C., a Florida limited liability company (“Apex Healthcare”) and Apex Health and Rehab Center L.L.C., a Florida limited liability company (“Apex Rehab”) (each a "Seller" and collectively, the “Sellers”), and (iv) Nancy Ralston, James Spriggs, III, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr. (each a "Seller Affiliate" and collectively, "Seller Affiliates").

Recitals

A.        Apex Healthcare owns and operates home health agencies operating in the State of Florida in Florida Health District # 4 (including Baker, Clay, Duval, Flagler, Nassau, St. Johns and Volusia counties) (collectively, the "Territory"), including Medicare-Certified, Medicaid/Waiver, county contracts, HMO and other significant non-certified or "private duty" operations (collectively, the "Home Health Business").

B.        Apex Rehab operates a healthcare rehabilitation business in the Territory (the “Rehab Business”, together with the Home Health Business, the “Business”).

C.        Sellers are holders of one or more licenses issued by the Florida Agency for Health Care Administration, provider agreements issued by the United States Department of Health and Human Services, and Medicaid provider agreements issued by the Agency for Health Care Administration of the State of Florida, all of which authorize Sellers to provide Medicare and Medicaid certified home health care and rehab services in the Territory.

D.       Sellers desire to sell, and Buyer desires to purchase, the assets used by Sellers in the operation of the Business.

E.	Seller Affiliates hold in the aggregate 100% of the equity of Sellers.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

Article 1 - Purchase and Sale of Assets

1.1	Purchased Assets.

(a)       Each Seller hereby agrees to sell, assign, transfer and convey to Buyer, and Buyer hereby agree to purchase from such Seller, all of the assets of such Seller used in the Business (the "Purchased Assets"), including without limitation, the following assets and properties:

(i)        All Assumed Contracts (as defined below), security deposits, any pre-paid rent, furniture, fixtures, machinery, equipment, leasehold improvements, computers, software, vehicles, medical equipment, prepaid expenses, and other tangible personal property used in the Business, including those assets specifically described on Schedule 1.1(a) as being Purchased Assets, together with all manufacturers' warranties pertaining to the same, to the extent that such warranties may exist and be assignable;

(ii)      All of Seller’s goodwill relating to the Business; all customer and patient lists and files, referrer lists, provider lists, records and similar sales and marketing information in Seller’s possession relating to the Business; member service agreements relating to the Business; medical records of the patients serviced by the Business and in Seller’s possession; personnel records relating to those employees hired by Buyer; and Seller’s right and interest in the trade names, including "Apex" and variations thereof, used in connection with the Business, registered and unregistered trademarks, service marks and applications, all registered and unregistered copyrights, trade secrets, licenses, know-how, specifications, literature, all rights in internet web sites and internet domain names presently used by Seller, data, code, and other related intellectual property, and all other intangible property which relate specifically to the Business, and all other intangible assets related to the Business, whether located at the Business, or any other location;

(iii)     All transferable Licenses, permits, licenses, certificates, authorizations, accreditations, orders, ratings and approvals of all federal, state, or local governmental or regulatory authorities which relate to the Business and which are held by Seller, but only to the extent the same are transferable, including without limitation, any provider agreements relating to Seller’s right to participate in the Medicare and Medicaid Programs, and all rights of Seller to reimbursement or other payments from Centers for Medicare & Medicaid Services ("CMS") for the period prior to the Closing Date;

(iv)     Any and all rights of Seller which by their terms are transferable and which arise under or pursuant to warranties, representations and guarantees made by suppliers in connection with the Purchased Assets;

(v)       All raw materials, supplies, packaging materials, purchased products, finished goods and all other goods, merchandise and materials owned by Seller; and

(vi)      All accounts receivable and unbilled work in process (collectively, “Accounts Receivable”).

(b)       Sellers shall retain, and Excluded Assets shall be excluded from the scope of, the Purchased Assets. "Excluded Assets" shall mean cash and cash-like items, and those additional assets identified as Excluded Assets on Schedule 1.1(b).

(c)       Each Seller agrees to use its reasonable best efforts to cooperate with Buyer in connection with the collection of the Accounts Receivable and to pay over to Buyer as soon as reasonably possible any of such Accounts Receivable collected by Seller. Except for the Accounts Receivable listed on Schedule 1.1(c), each Seller represents and warrants that, to the best of Seller’s knowledge, all Accounts Receivable are collectible in the ordinary course. Buyer shall pay to Sellers as additional Purchase Price within 30 days after collection by Buyer, net of any out-of-pocket amounts spent by Buyer to collect such receivables, an amount equal to any Accounts Receivable listed on Schedule 1.1(c) collected after Closing.

(d)       Any software included among the Purchased Assets shall be delivered to Buyer with licenses permitting Buyer to use such software in the Business on a perpetual royalty-free basis or the mutually agreed upon cost of obtaining the necessary licenses shall be offset against the Purchase Price and included on the closing statement delivered at Closing. At least three business days prior to Closing, each Seller agrees to provide Buyer with a schedule setting forth a list of software for which the necessary licenses are not held and will not be assigned to Buyer at Closing and an estimate of the cost of obtaining such licenses.

1.2	Assumed Liabilities; Trade Payables.

(a)       Each Seller acknowledges and agrees that it shall retain all liabilities, whether known or unknown, arising out of or relating to the operation of the Business through the Closing Date or arising out of or with respect to the Purchased Assets, including the ownership or leasing thereof, through the Closing Date, and that Buyer is not assuming any liabilities of such Seller of any nature, except for (i) obligations accruing after Closing under the Assumed Contracts, (ii) any PDO Liability, and (iii) any additional liabilities or accrued expenses mutually agreed upon by such Seller and Buyer and offsetting the Purchase Price pursuant to paragraph 2.1(b) below (the liabilities included in items (i) through (iii) above shall be referred to collectively as the “Assumed Liabilities”).

(b)       Each Seller’s retained liabilities shall include, without limitation, (i) borrowed money, (ii) subject to paragraph 1.2(d), capital leases for leased equipment and other tangible personal property, (iii) amounts due to any governmental agency or instrumentality, whether federal, state or local, relating to Medicare/Medicaid reimbursements or similar reimbursement obligations relating to the Business, (iv) federal, state or local taxes, including without limitation, income, sales or use, franchise or withholding taxes, (v) amounts payable to any Seller Affiliates or entities or individuals affiliated with Seller, and (vi) all liabilities, whether known or unknown, arising out of or relating to the operation of the Business through the Closing Date or arising out of or with respect to the Purchased Assets, except for the Assumed Liabilities.

(c)       With respect to each Seller’s trade payables that represent services provided to the Business that straddle the Effective Time, Seller and Buyer shall pay in the ordinary course such trade payables as invoices are received. On or before the date 60 days after the Closing Date, Seller and Buyer shall reconcile such payments against the portion of such trade payables due from Seller (i.e., the portion relating to the period through the Effective Time) and the amount due from Buyer (i.e., the portion relating to the period after the Effective Time), and any amounts due from Seller to Buyer or from Buyer to Seller arising out of the proration of such expenses shall be paid by the applicable party within five business days after such determination.

(d)       With respect to capital leases, Buyer agrees to pay at Closing, as additional Purchase Price, the amount necessary to pay and satisfy in full the capital lease described on Schedule 1.2(d) with respect to the computer software capital lease and Sellers shall, at Closing, pay and satisfy at in full the capital lease described on Schedule 1.2(d) with respect to the Oceanside Bank phone system lease.

1.3       Assumed Contracts. Buyer agrees to assume Sellers’ obligations arising after the Closing Date with respect to those contracts listed on Schedule 1.3(a) (the "Assumed Contracts"), except that those contracts among the Assumed Contracts which require consent from third parties before assignment shall not be deemed assigned for legal purposes until such consent is obtained. Sellers will use commercially reasonable efforts after Closing to obtain the consent of the other parties to the assignment of the Assumed Contracts, with reasonable assistance as requested by Buyer (but without any payment of money by Sellers or Buyer). If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Sellers thereunder so that Buyer would not receive all such rights, Sellers agree to enter into a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming Sellers’ obligations, any and all rights of Sellers against a third party thereto.

1.4	Employees.

(a)       Each Seller acknowledges that Buyer is not purchasing, recognizing, assuming or otherwise acquiring any rights, obligations, assets or liabilities under, arising from or resulting from any employment agreement or arrangement in existence between Seller and any employee, or any person employed to consult with or perform services for Seller.

(b)      Buyer shall have the right, but not the obligation, to make offers of employment to employees of the Business. With respect to any employees of the Business who accept employment with Buyer, Buyer shall assume each Seller’s paid-days-off (“PDO”) liability at Closing, so long as at least three business days prior to Closing, Sellers provide Buyer with a statement setting forth such PDO obligations (to be included as Schedule 1.4(b) to this Agreement) (“PDO Liability”) and the amounts shown are reasonably satisfactory to Buyer with respect to the verification of the PDO amounts shown on such statement, and which statement shall be updated through Closing by Sellers post-Closing.

1.5       Noncompetition Agreement. Sellers acknowledge that Buyer’s obligation to close is conditioned upon Sellers and Seller Affiliates entering into a Confidentiality, Nonsolicitation and Noncompetition Agreement at the Closing, in the form of the agreement attached as Attachment A (the "Noncompetition Agreement").

Article 2 - Purchase Price and Payments

2.1	Purchase Price.

(a)       In consideration of the transfer of the Purchased Assets and the Business to the Buyer, Buyer agrees to pay Sellers the following consideration for the Purchased Assets (the "Purchase Price"):

(i)        $12,000,000 in cash by wire transfer of immediately available funds at Closing (subject to paragraph 2.1(b));

(ii)       a promissory note from Buyer and guaranteed by Parent in the principal amount of $2,750,000, with (i) a $1,250,000 principal payable due on the date 24 months after the Closing Date, and (ii) the balance of the note payable on the date 36 months after the Closing Date (the “Purchase Note”). The principal amount of the Purchase Note shall accrue interest at 7% per annum, payable in quarterly payments. The Purchase Note shall be in the form attached as Attachment D;

(iii)      That number of shares of Parent common stock calculated by dividing (A) $1,000,000 by (B) the average closing price of Parent’s publicly-traded common stock over the 20 trading days prior to Closing ("AFAM Shares"), with such AFAM Shares to be issued to Apex Healthcare.

(b)       The cash portion of the Purchase Price payable at Closing pursuant to paragraph 2.1(a)(i) shall be increased or decreased, as applicable, to account for (i) any PDO Liability assumed by Buyer pursuant to paragraph 1.4(b), and (ii) any proration of expense items relating to the Business. The parties agree to enter into a closing statement at Closing setting forth the determination of the cash portion of the Purchase Price payable at Closing.

2.2	AFAM Shares.

(a)       All AFAM Shares issued pursuant to this Agreement shall be unregistered shares and shall be "restricted securities" under Rule 144 promulgated under the Securities Act (“Rule 144”) and Apex Healthcare acknowledges that the sale of the AFAM Shares during the 12 month period after issuance shall be subject to Rule 144 transfer restrictions.

(b)       In addition to the Rule 144 requirements, which Apex Healthcare acknowledges apply to all AFAM Shares separately and independently from any contractual restrictions on transfer, Apex Healthcare agrees to the following additional transfer restrictions on AFAM Shares. Notwithstanding any other provision of this Agreement, Apex Healthcare acknowledges that it may not transfer its AFAM Shares (by assignment or distribution upon liquidation or otherwise) during the two year period after issuance. In addition, Apex Healthcare agrees not to transfer more than 50% of its AFAM Shares prior to the third anniversary of the Closing Date. Apex Healthcare acknowledges that the certificates representing AFAM Shares shall include a legend evidencing the restrictions on transfer set forth in this paragraph 2.2.

(c)	Subject to the two-year transfer restriction set forth in paragraph 2.2(b),

holders of AFAM Shares are be entitled to certain piggyback registration rights pursuant to a Registration Rights Agreement, the form of which is attached as Attachment B (the "Registration Rights Agreement"). Apex Healthcare acknowledge and agrees that its registration rights with respect to AFAM Shares are limited to those set forth in the Registration Rights Agreement.

(d)       The price per share and number of AFAM Shares to be issued pursuant to paragraph 2.2 shall be appropriately adjusted to reflect any recapitalization, merger, consolidation, combination, stock dividend or split, reverse stock split, spin-off, exchange of shares or similar corporate change occurring between the date of this Agreement and the Closing Date as the Board of Directors of Parent may deem reasonably appropriate to prevent the enlargement or dilution of Apex Healthcare’s rights to AFAM Shares under this Agreement.

2.3      Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets and between Sellers as set forth on Schedule 2.3. Sellers and Buyer agree that all tax and information returns will be prepared on a basis consistent with such allocation of the Purchase Price. The parties acknowledge that the allocation of Purchase Price to the Noncompetition Agreement shall not be evidence of the Loss to Buyer in connection with any breach of such Noncompetition Agreement.

2.4       Reimbursement of Audit Expenses for SEC Compliant Financial Statements. Buyer agrees to pay the reasonable directly related professional fees due to Sellers’ CPA firm for the cost of a financial audit performed at Parent’s request to provide, as a condition to Buyer’s obligation to close, one year of audited financial statements satisfying applicable Securities and Exchange Commission (“SEC”) requirements. Buyer shall be responsible for paying these expenses regardless of whether a Closing occurs, except where the failure to close arises out of a breach by a Seller of its obligations under this Agreement. Sellers acknowledges that they shall be responsible for the cost of preparing its books and records for such audit. The parties acknowledge, that as of the date of this Agreement, such financials have been prepared for Apex Healthcare and remain to be prepared for Apex Rehab.

2.5       Stoneridge Partners. Parent has engaged Stoneridge Partners (“Stoneridge”) to act as its broker or agent in connection with the transactions described in this Agreement. Any compensation payable to Stoneridge shall be the sole responsibility of Parent.

2.6       Real Property Leases. Sellers currently are parties to real property leases with a company owned by Seller Affiliates described on Schedule 2.6 (the “Current Real Property Leases”). The parties acknowledge that Buyer is not assuming the Current Real Property Leases but instead the applicable Seller Affiliates and Buyer shall negotiate and enter into a new lease at Closing, with the entering into such lease on terms satisfactory to Buyer being a condition to Buyer’s obligation to close the transactions contemplated by this Agreement.

Article 3 - The Closing

3.1      Time and Place. The parties anticipate that the closing ("Closing") will take place at 10:00 a.m., March 26, 2008, or such other date mutually agreed upon by the parties, and upon satisfaction or waiver of each of the conditions to the parties' obligations to close (the

"Closing Date"). The Closing will be effective for tax and business purposes as of 12:01 a.m. on the first day after the Closing Date (the “Effective Time”).

3.2	Execution and Delivery of Documents by Sellers and Buyer.

(a)      At the Closing, Sellers and Buyer will execute and deliver such conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as Buyer may reasonably request in order to effect the sale, assignment, conveyance, and transfer of the Purchased Assets, the Business, the Assumed Liabilities, and the Assumed Contracts from Sellers to Buyer. Such instruments and documents must be sufficient to convey to Buyer good title to the Purchased Assets and the Business. The parties will also cause the Noncompetition Agreement, the Stock Pledge Agreement and the Registration Rights Agreement (collectively, the "Ancillary Agreements") to be executed and delivered at Closing.

(b)        Each party hereto agrees that it shall, from time to time after the Closing Date, take such additional action and execute and deliver such further documents as any other party hereto may reasonably request in order to effectively sell, transfer and convey the Purchased Assets and the Business to Buyer, to place Buyer (or Buyer’s or Parent’s affiliates) in position to operate and control all of the Purchased Assets and the Business, and otherwise effectuate the purposes of this Agreement.

Article 4 - Representations and Warranties of Sellers

As a material inducement to Buyer to enter into and perform this Agreement, each Seller represents and warrants to Buyer as follows:

4.1	Authority as to Execution; No Violation; Organization.

(a)        Seller and each Seller Affiliate has full power and authority to execute and deliver this Agreement and each Ancillary Agreement, and to consummate the transactions contemplated under this Agreement and the Ancillary Agreements. This Agreement and each Ancillary Agreement constitutes a valid and legally binding obligation of Seller and each Seller Affiliate, enforceable against Seller and each Seller Affiliate in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ right generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance. The execution, delivery and performance of this Agreement and the Ancillary Agreements by or on behalf of Seller and the consummation of the transactions contemplated hereunder and thereunder, have each been duly authorized and approved by all necessary corporate action of such Seller.

(b)       The execution, delivery and performance by Seller and each Seller Affiliate of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) except with respect to the failure to obtain any consent listed in Schedule 4.17, violate any provision of, result in the breach of, or accelerate or permit the acceleration of any performance required by the terms of, any contract, agreement, arrangement or undertaking to which Seller or any Seller Affiliate is a party or by which any Purchased Assets may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority to which such Seller or any Seller Affiliate is subject or by which any Purchased Assets may be bound; or any applicable law, ordinance, rule or regulation of any governmental body; (ii) violate Seller’s articles of organization or operating agreement, (iii) result in the creation of any claim, lien, charge or encumbrance upon any of the Purchased Assets; or (iv) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any Licenses.

(c)         Seller is a limited liability company duly organized, validly existing and in active status under the laws of the State of Florida and is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the ownership or use of the rights and assets of Seller or the conduct of Seller’s business requires such qualification. Seller has full power and authority (limited liability company or otherwise) to carry on the Business as it has been and is now being conducted. Schedule 4.1(c) contains the address (including city, county, state and zip code) of each location where any of the Purchased Assets are located and each trade name under which each Seller operates at such address, and any additional business or trade names under which the Business has been operated at each such address or any other location in the five years preceding the date of this Agreement.

4.2	Licenses, Permits and Payment Programs.

(a)       Except as set forth on Schedule 4.2(a), Seller has obtained and holds all material licenses, permits, certificates, accreditations and authorizations necessary for Seller to operate the Business as currently conducted by such Seller (the “Licenses”). Schedule 4.2(a) sets forth a list of all Licenses, and a copy of each License has been delivered to Buyer. Except as set forth on Schedule 4.2(a), (i) to the best of Seller’s knowledge, each License is valid and in full force and effect, (ii) to the best of Seller’s knowledge, no default or violation exists under any Permit, (iii) Seller has received no notice or threat of suspension, deficiency or cancellation of any License, and (iv) to the best of Seller’s knowledge, no event has occurred that (with or without notice or the passage of time) would constitute a breach or violation of any License.

(b)     Seller is certified for participation in, and is a party to valid provider agreements for payment by, Medicare and each other state, local or federal health care program related to the operation of the Business listed on Schedule 4.2(b) (collectively, the "Programs"). Seller has not received a notice of any pending or threatened investigations by, or loss of participation in, the Programs related to the Business.

4.3	Environmental Standards.

(a)       Seller has operated its portion of the Business in compliance with all federal, state, local and foreign statutes, ordinances, laws (including common law), regulations, ordinances, rules, permits, licenses, consent decrees, orders and clearances relating to: (i) releases or threatened releases or the use, storage, transportation or disposal of hazardous substances, as that term is now defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), pollutants, dangerous, toxic, or hazardous substances, materials or wastes, or petroleum, asbestos-containing materials or polychlorinated biphenyls (“Hazardous Substances”), (ii) pollution, and (iii) the protection of the environment or human health (collectively, "Environmental Laws").

(b)        No Seller has caused or permitted any Hazardous Substances to be disposed on, under or at the premises of the Business, or any part thereof, and no part thereof has ever been used by Seller as a permanent storage or disposal site for any such Hazardous Substances.

4.4        Taxes. Seller has timely filed all federal, state, local and other tax returns required to be filed by it prior to the date of this Agreement with respect to the Business and all such tax returns were true, complete and accurate. Seller has paid for all taxes due and payable on or before the date of this Agreement (whether or not reported on a filed tax return) for which Buyer could be liable as a result of the transactions described in this Agreement or as a successor under applicable law. Present taxes that Seller is required by law to withhold or collect with respect to the Business have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by Seller for such payment. Except as described on Schedule 4.4, no examination or audit of any tax return related to the Business by any taxing authority is currently in progress or, to the best of Seller’s knowledge, threatened or contemplated. There are no liens on any of the Purchased Assets resulting from any failure (or alleged failure) to pay any taxes. No deficiency for any taxes or claim for additional tax assessment by any taxing authority, which if unsatisfied could result in a lien upon any of the Purchased Assets or could result in Buyer incurring successor liability under applicable laws, has been proposed, asserted, or assessed against Seller in writing, nor has Seller granted any extension or waiver of any limitation period applicable to any tax claims relating to the Business which has not been closed.

4.5	Title; Real Property.

(a)       Seller has, and Buyer will have following the Closing, sole, exclusive, good (legal and beneficial) and marketable title to, or in the case of any equipment leases, a sole and exclusive enforceable leasehold interest in, all of the Purchased Assets, free and clear of any mortgage, security interest, pledge, lien, claim, encumbrance, sublease, license, or other adverse or intervening interest. The Purchased Assets comprise all of the rights and assets necessary for Buyer to carry on the Business as it is currently conducted by Seller. The tangible assets included among the Purchased Assets are in good condition, free from material defects, reasonable wear and tear and normal depreciation excepted.

(b)       Except for equipment subject to those equipment leases included among the Assumed Contracts, none of the Purchased Assets are leased to or by Seller. To the best of Seller’s knowledge, there are no pending or threatened condemnation or other proceedings that could adversely affect the current use, occupancy, or value of the real property subject to the Current Real Property Lease or the leased premises subject thereto. The real property, including the buildings and all other improvements, subject to the Current Real Property Lease is in good condition, free from material defects, and adequate to operate the facilities as currently used, and comprises all of the real property used by Seller in the operation of the Business. Occupancy and operation of the Business in each of the leased premises is in compliance with applicable law.

4.6	Intellectual Property.

(a)       Schedule 4.6 sets forth a complete and correct list of all intellectual property used by Seller in the conduct of the Business. Except as set forth on Schedule 4.6, each Seller has a license to use all intellectual property that is a Purchased Asset, and all such licenses are in full force and effect. Except as set forth on Schedule 4.6, Seller has the right to fully assign all such licenses to Buyer.

(b)       Seller has not (i) materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, or (ii) received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intellectual property rights of a third party in connection with the conduct of the Business). To the best of Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Seller.

4.7	Insurance.

(a)       Schedule 4.7(a) sets forth a true and complete list of all policies of insurance (the “Insurance Policies”) that insure the Purchased Assets or the Business, setting forth the names of insurers, policy numbers, types and amounts of coverage and expiration dates. Seller is not in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage or been subject to any gaps in insurance coverage during the past two years.

(b)       Schedule 4.7(b) sets forth a true and complete list of all claims against the Insurance Policies during the past two years. During the past two years, no insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any pending claim, or threatened to cancel any policy insuring any of the Purchased Assets or the Business.

4.8         Disclosure. To the best of Seller’s knowledge, no representation or warranty made by Seller in this Agreement and no statement made in or any amount set forth on any schedule called for by and incorporated into this Agreement is false or misleading in any material respect or omits to state any material fact necessary to make any such representation or statement not misleading.

4.9	Compliance with Healthcare Regulatory Laws.

(a)       Except as disclosed on Schedule 4.9, Seller has timely filed all requisite cost reports, claims and other reports related to the Business required to be filed in connection with all Programs due on or before the date of this Agreement (and will duly file all such cost reports, claims and other reports due through the Closing Date), all of which are complete and correct. True and correct copies of all such reports for the three most recent fiscal years of Seller have been furnished to Buyer. Except as specifically described on Schedule 4.9, there are no claims, actions, appeals, reviews or audits pending before any federal or state commission, board or agency (including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of CMS) with respect to Seller's participation in any Program, or any pending disallowances by any commission, board or agency in connection with Seller's participation in any Program, which could adversely or materially affect the Business or any of the Purchased Assets, the operation or the utility thereof, or the consummation of the transactions contemplated hereby, and Seller has provided Buyer with true and correct copies of any such claim, action or appeal.

(b)       The structure and operations of Business by and the activities of the respective officers, directors and employees of Seller are, and at all times have been, in compliance in all material respects with all relevant federal and state laws regulating health services or payment including, but not limited to, 42 U.S.C. Sections 1320a-7, 1320a-7a and 7b, 18 U.S.C. Sections 1035 and 1347, and 31 U.S.C. Section 3729, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, and, no Seller or officer, director or employee has taken any action which is prohibited by rules of professional conduct or which otherwise could constitute fraud. Seller has maintained, secured, used and transmitted all electronic or other data or information with respect to the Business relating to any persons in compliance with (i) the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (“HIPAA”), (ii) privacy laws applicable to such Seller, as applicable, and (iii) any other legal requirement applicable to Seller, including, without limitation, those relating to use, confidentiality, protection, security or integrity of Protected Health Information (as defined under HIPAA) except where the failure to do so would be unlikely to have a material adverse effect on the Business or the Purchased Assets. Seller has not, in obtaining or performing any contract or agreement related to the Business, violated in any material respect any obligation it has undertaken in connection with HIPAA as a “business associate” of a “covered entity” or as a “covered entity” as such terms are defined in HIPAA. Seller has established and implemented such policies, programs, procedures, contracts and systems with respect to the Business, as are necessary to comply with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, and the HIPAA Security and Transactions and Code Sets standards.

(c)       No person having a “financial relationship” with Seller, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to Seller with respect to the Business, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

(d)       All material reports, documents, claims and notices related to the Business required to be filed, maintained or furnished to any governmental or health care authority by Seller has been so filed, maintained or furnished. All such reports, documents, claims and notices were materially complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

4.10      Contracts and Commitments. Except for the Assumed Contracts or as set forth on Schedule 4.10, Seller is not a party to any material contract or commitment relating to the Business, and neither the Business nor the Purchased Assets are the subject of any material contract or commitment. Each of the Assumed Contracts is in full force and effect, is a valid and binding obligation of the parties to such contracts in accordance with its terms, and, to the best of Seller’s knowledge, and except with respect to the failure to obtain any consent listed on Schedule 4.17, no party to the Assumed Contracts is in default under such contracts.

4.11       No Violation of Law. Except as disclosed on Schedule 4.11, the conduct of the Business by Seller does not, to the best of Seller’s knowledge, violate any statute, ordinance, law, regulation, order, writ, injunction or decree of any court or governmental agency. Seller has not received a notice of default or violation of, and has no knowledge that any circumstance exists or event has occurred that, with or without the lapse of time or giving of notice, would constitute a default or violation of any statute, ordinance, regulation, order, writ, injunction or decree of any court or governmental agency or authority applicable to the Business or the Purchased Assets.

4.12    Litigation. Except as disclosed on Schedule 4.12, there are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened before any court, commission, agency or other governmental or regulatory authority (i) affecting the Business or the Purchased Assets, (ii) to which the Business or the Purchased Assets are subject, or (iii) that seek to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated under this Agreement. Except as disclosed on Schedule 4.12, Seller is not the subject of any judgment, order, writ, injunction or decree relating to or affecting the Business or the Purchased Assets, other than those of general application, or that seeks to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated under this Agreement. To the best of Seller’s knowledge, no event has occurred or circumstance exists that is reasonably expected to give rise to or serve as a basis for the commencement of any action, suit or proceeding affecting the Business or the Purchased Assets.

4.13       Labor. No employee of Seller engaged in the Business is represented by a labor union and there is no collective bargaining or other union contract relating to the Business to which Seller is a party. To the best of Seller’s knowledge, there is not pending or threatened against Seller any grievance, labor dispute, organizational activity, union trouble, work slowdown, lockout, strike or work stoppage related to the Business. Seller has complied in all material respects with all applicable federal, state, local and foreign laws, rules and regulations related to the Business pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employee health and safety, fair employment, and the payment of or withholding of taxes. Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of Seller’s employees engaged in the Business and Seller is not liable for any arrears of wages or any tax or penalties for failure to comply with any of the foregoing.

4.14       Employee Benefit and Retirement Plans. Except as disclosed on Schedule 4.14, Seller does not maintain any "employee pension benefit plan" or any "employee welfare benefit plan" (as defined respectively in Section 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) on behalf of such Seller's employees engaged in the Business. Except as disclosed on Schedule 4.14, Seller does not maintain any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, retention, change in control or severance plans; bonus or other incentive arrangements; life or disability insurance plans; medical, vision, dental or other health insurance plans; flexible spending account; vacation, holiday or any other fringe benefit arrangements for any employees engaged in the Business, whether written or unwritten, funded or unfunded, actual or contingent. Seller acknowledges and agrees that (i) Buyer shall not be treated as a successor employer within the meaning of Treasury Regulation § 54-4980B-9 (“COBRA”), (ii) Seller will retain all obligations under COBRA for all employees of the Business, whether or not hired by Buyer, and (iii) Buyer shall have no liability under COBRA relating to the employees engaged in the Business for events occurring on or prior to the Closing. Seller agrees to provide each employee engaged in the Business with COBRA notices.

4.15       Employees and Independent Contractors. Schedule 4.15 sets forth a true and complete list including the name, salary or compensation (including without limitation all commission, override or bonus arrangements), and PDO, and to the best of Seller’s knowledge, Seller has not received any notice of intent to terminate employment from any person listed on Schedule 4.15, and no person listed on Schedule 4.15 has any written or oral contract for employment with Seller, other than at-will employment relationships.

4.16       Worker's Compensation. Except as disclosed on Schedule 4.16, Seller is in material compliance with all worker's compensation laws with respect to the Business and has worker's compensation insurance coverage in full force and effect with respect to the Business.

4.17       Consents. Except as described on Schedule 4.17, no consents, approvals or authorizations of, filing with, or notice to any third parties, including any governmental or regulatory authorities, is required in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Seller and Seller Affiliates and consummation by Seller and Seller Affiliates of the transactions contemplated hereby and thereby.

4.18     Commissions. Neither Seller nor any Seller Affiliate has authorized any person to act in such a manner as to give rise to any valid claim against Buyer for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement.

4.19	Financial Statements.

(a)       Apex Healthcare has delivered to Buyer the audited balance sheet of the Apex Healthcare’s Business as of December 31, 2007 and the related statements of income, cash flows and changes in members’ equity for the fiscal year then ended (the "Apex Financial Statements"). The Apex Financial Statements fairly present, in accordance with generally accepted accounting principles for financial reporting in the United States ("GAAP"), the financial condition and the results of operations, changes in members’ equity and cash flows of Apex Healthcare as of the respective dates of and for the periods referred to in such Financial Statements. The Apex Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. The Apex Financial Statements have been prepared in accordance with the accounting records of Apex Healthcare, which have been properly maintained and are complete and correct in all material respects. There are no liabilities (whether known, unknown, contingent or otherwise) of Apex Healthcare other than (i) liabilities reflected on the Apex Financial Statements, or (ii) liabilities incurred since December 31, 2007 in the ordinary course of business consistent with past practice, none of which are material.

(b)       Apex Rehab has delivered to Buyer the unaudited balance sheet of the Apex Rehab’s Business as of December 31, 2007 and the related statements of income, cash flows and changes in members’ equity for the fiscal year then ended (the "Apex Rehab Financial Statements"). The Apex Rehab Financial Statements fairly present the financial condition and the results of operations, changes in members’ equity and cash flows of Apex Rehab as of the respective dates of and for the periods referred to in such Apex Rehab Financial Statements. The Apex Rehab Financial Statements have been prepared in accordance with the accounting records of Apex Rehab, which have been properly maintained and are complete and correct in all material respects. There are no liabilities (whether known, unknown, contingent or otherwise) of Apex Rehab other than (i) liabilities reflected on the Apex Rehab Financial Statements, or (ii) liabilities incurred since December 31, 2007 in the ordinary course of business consistent with past practice, none of which are material.

4.20     Absence of Changes. Since December 31, except as disclosed on Schedule 4.20, Seller:

(a)       has operated the Business in the ordinary course of business consistent with past practice;

(b)       has not permitted any of the Purchased Assets to become subject to a lien or other encumbrance;

(c)       has not suffered any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any Purchased Asset;

(d)       has not sold, assigned, transferred, leased, licensed or otherwise disposed or encumbered any of the Purchased Assets (tangible or intangible), except in the ordinary course of business consistent with past practice and except as contemplated by this Agreement or the transactions contemplated hereunder;

(e)       has not terminated any of the relationships of the Business between Seller, on the one hand, and any dealer, franchisee, distributor, licensee, licensor or supplier material to Seller, on the other hand, or modified any such relationships to be less favorable to the Business, or has not been threatened or notified of any intention (orally or in writing) by any such dealer, franchisee, distributor, licensee, licensor or supplier to effect any such termination or modification;

(f)        has not granted or incurred any obligation for any increase in the compensation of any employee of Seller engaged in the Business (including any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises in the ordinary course of business consistent with past practice;

(g)       has not made any material change in its methods of accounting or accounting principles or practices (including with respect to reserves) with respect to the Business;

(h)       except as contemplated by this Agreement or the transactions hereunder, has not entered into any other material transaction related to the Business, whether or not in the ordinary course of business;

(i)        except as contemplated by this Agreement or the transactions hereunder, has not agreed, whether orally or in writing, to do any of the foregoing; and

(j)        has not suffered any event or circumstance that has had, or is reasonably likely to have, a material adverse effect on the business, operations, condition (financial or otherwise), assets or earnings of the Business.

4.21     Internal Control. To the best of Seller’s knowledge, Seller has implemented and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.22	Nature of Investment

(a)       The AFAM Shares to be received by Apex Healthcare will be acquired for investment for Apex Healthcare’s own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Apex Healthcare has no present intention of selling, granting any participation in, or otherwise distributing the same. Apex Healthcare does not have any need for liquidity with respect to its investment in AFAM Shares.

(b)       Buyer has delivered to Apex Healthcare a reasonable time before the date hereof true and complete copies of Parent’s (i) Annual Report on Form 10-K for the year ended December 31, 2007; (ii) all periodic reports on Form 8-K filed with the Securities and Exchange Commission since December 31, 2007 to the date hereof; and (iii) all Forms 10-Q filed with the Securities and Exchange Commission since December 31, 2007 to the date hereof. Apex Healthcare, or a representative thereof, has received and read or reviewed, and is familiar with, this Agreement and the other agreements executed in connection with this Agreement and confirms that all documents, books and records pertaining to Apex Healthcare’s investment in

AFAM Shares and requested by Apex Healthcare have been made available.

(c)       Apex Healthcare has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of AFAM Shares and about other information, documents and records relative to Parent’s business assets, financial condition, results of operations and liabilities.

(d)       Apex Healthcare is an experienced investor in securities and acknowledges that Apex Healthcare can bear the complete economic risk of Apex Healthcare’s investment and has such knowledge and experience in financial or business matters that Apex Healthcare is capable of evaluating the merits and risks of the investment in AFAM Shares. Apex Healthcare also represents that it is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act of 1933 (“Securities Act”).

(e)       The purchase of AFAM Shares by Apex Healthcare is consistent with the general investment objectives of Apex Healthcare. Apex Healthcare understands that the purchase of AFAM Shares involves a high degree of risk.

(f)        Apex Healthcare understands that AFAM Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act and applicable state securities laws, except in certain limited circumstances. In this connection, Apex Healthcare represents that it is familiar with Rule 144 promulgated under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Apex Healthcare agrees that in no event will it make a transfer or disposition of any AFAM Shares unless and until, if requested by Parent, Apex Healthcare shall have furnished to Parent (at the expense of Apex Healthcare or its transferee) an opinion of counsel or other evidence, reasonably satisfactory to Parent, to the effect that such transfer may be made without restrictions under the Securities Act.

(g)       The AFAM Shares issued to Apex Healthcare shall not be registered under the Securities Act at the time of issuance, and as such shall constitute "restricted securities" within the meaning of Rule 144 and, unless sold pursuant to an effective registration statement, the AFAM Shares shall be available for sale in the public market only in compliance with Rule 144. Certificates representing the AFAM Shares shall bear a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN ASSET

PURCHASE AGREEMENT DATED _________, 2008, A COPY OF WHICH IS MAINTAINED IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

Article 5 - Representations and Warranties of Buyer

As a material inducement to Sellers to enter into this Agreement, Buyer hereby represents and warrants to Sellers as follows:

5.1        Authority as to Execution. The execution and delivery of this Agreement and the instruments called for by this Agreement by or on behalf of Parent and Buyer and the consummation of the transactions contemplated hereunder and thereunder, shall have been duly authorized by all necessary limited liability company or corporate actions, as appropriate, on or prior to the Closing Date. This Agreement and each of the instruments called for by this Agreement will be a valid and binding obligations of Parent and Buyer, each enforceable against Parent and Buyer in accordance with their respective terms.

5.2        Organization and Entity Authority. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full legal power and authority to execute, deliver and perform its obligations under this Agreement and the instruments called for by this Agreement. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, with full legal power and authority to execute, deliver and perform its obligations under this Agreement and the instruments called for by this Agreement.

5.3      No Violation of Law; Other Agreements. Neither the execution and delivery of this Agreement or the instruments called for by this Agreement, nor consummation of the transaction herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof, will conflict with or violate any provision of law or of the organizational documents of Parent or Buyer, or result in a violation or default in any provision or any regulation, order, writ, injunction or decree of any court or governmental agency or authority, or of any agreement or instrument to which Parent or Buyer is a party or by which Parent or Buyer is bound or subject.

5.4       Commissions. Neither Parent nor Buyer has authorized any person to act in such a manner as to give rise to any valid claim against Seller or Seller Affiliates for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement. Parent shall be responsible for the payment of any fees due to Stoneridge.

5.5       Issuance and Validity of AFAM Shares. AFAM Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, will be free of any liens or encumbrances other than the pledge of AFAM Shares contemplated by this Agreement, and will not be subject to any preemptive rights, rights of first refusal or redemption rights.

5.6       Disclosure. No statement made in the information listed on paragraph 4.22(b) or representation and warranty of Buyer in this Agreement or any schedule to this Agreement is false or misleading in any material respect or omits to state any fact necessary to make any such representation or statements not misleading in any material respect.

Article 6 – Covenants of Sellers

6.1       Conduct of Business. From the date of this Agreement until the Closing Date, each Seller agrees to operate the Business and otherwise carry on the Business in substantially the same manner heretofore conducted and not make other than in the ordinary course of business, any material change in its personnel, operations, finances, accounting policies, or personal property, without the prior written consent of Buyer, including without limitation, the filing of all requisite cost reports, claims and other reports related to the Business required to be filed in connection with all Programs due on or before the Closing Date. Between the date of this Agreement and the Closing Date, each Seller agrees to use its reasonable efforts to retain its present employees and preserve the goodwill and business of their customers, suppliers, and others having business relations with them, and agree to conduct the financial operations of the Business in accordance with its existing business practices. From the date of this Agreement to the Closing Date, each Seller agrees to not do any of the following in connection with its ownership and operation the Business and the Purchased Assets without Buyer’s prior written consent:

(a)       cancel or permit any insurance, bond, surety instrument or letter of credit to lapse or terminate, except in the ordinary course of business or unless renewed or replaced by like coverage;

(b)       default in any respect under any loan, material contract, agreement, lease or commitment;

(c)       enter into any contract, agreement, lease or other commitment, except in the ordinary course of business;

(d)	sell or agree to sell the Business or any of the Purchased Assets;

(e)       hire any employees other than in the ordinary course, increase any compensation to employees, enter into any employment arrangement, agreement or undertaking, or pay or promise to pay any fringe benefit, bonus or special compensation to employees, except in the ordinary course of business, except as otherwise contemplated in this Agreement;

(f)        impede Buyer, its counsel, accountants and other representatives from reasonable access, during normal business hours and upon reasonable advance notice, to the Business and the Purchased Assets so that Buyer may have the opportunity to conduct a reasonable investigation of the Business;

(g)       encumber any of the Purchased Assets or incur any liabilities with respect to the Business, except in the ordinary course of business; or

(h)       permit any employees of the Business to be "hired" or otherwise used by Seller other than in connection with the operation of the Business (the intention of the parties being that as of the Closing, Buyer will have the opportunity, but not the obligation, to hire all of Seller’s employees utilized in the operation of the Business as of the date of this Agreement and that none of such employees will have any preexisting arrangement to remain employed by Seller after the Closing Date).

6.2       No Sale of Purchased Assets. Each Seller agrees to not sell, lease, remove or otherwise dispose of any of the Purchased Assets, which are located or used in the Business (except for retirements and replacements in the ordinary course of business, provided that all items which are retired or replaced are contemporaneously replaced by items of substantially equivalent value), or liquidate or dissolve.

6.3       Insurance. Through the Closing Date, each Seller agrees to maintain the insurance described in Article 4.

6.4       Notice. From the date of this Agreement to the Closing Date, each Seller agrees to promptly advise Buyer of the occurrence of any governmental inspections, investigations, citations with respect to the Business or the Purchased Assets, and of which Seller has received written or oral notification.

6.5       Access to Personnel and Records. From the date of this Agreement until the Closing Date, each Seller agrees to give Buyer, and Buyer’s counsel, accountants, consultants and other agents and representatives, full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records relating to the Purchased Assets and the operations of the Business. The review of any such business records shall be conducted subject to the site and business hours limitations requested by Sellers to the extent reasonably possible and shall designed so as to minimize any disruption to a Seller’s business.

6.6       Financial Information. Each Seller agrees to provide Buyer with such financial information available to Seller relating to the operations of the Business as Buyer may reasonably request.

6.7       Collection Practices. Each Seller agrees to not deviate from its current lawful practices with respect to the collection of accounts receivable from the Business's patients to the extent that any such change in collection practices would impair or adversely affect the Business' ability to continue its relationships with those patients after Closing.

6.8       Cooperation. Seller agrees to cooperate in good faith with Buyer after the Closing in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement.

6.9       Approval of Transfer. From the date of this Agreement to the Closing Date, each Seller agrees to use its reasonable best efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities, and any other third party identified as necessary in order to transfer the Business, the Purchased Assets, the Assumed Contracts and the Licenses to Buyer.

6.10     Consents. Each Seller agrees to use its good faith efforts after the Closing to procure the consents of any third parties necessary for the assignment to Buyer of the Assumed Contracts and Licenses.

6.11      No-Shop Clause. From and after the date of this Agreement until the termination of this Agreement (unless the Closing Date is extended beyond such date by the parties), each Seller agrees to not, without the prior written consent of Buyer: (i) offer for sale any material portion of the Business or Purchased Assets; (ii) solicit offers to buy all or any material portion of the Business or Purchased Assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation with such Seller; or (iv) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of any material portion of the Business or Purchased Assets.

6.12     Preparation of Financials. Subject to paragraph 2.4, Sellers shall provide Buyer with such audited financial statements for Sellers and/or the Business for the fiscal year ended December 31, 2007,. The parties acknowledge that Apex Healthcare has caused its auditors to provide Buyer with such financials. Apex Rehab agrees to cause it auditors to provide Buyer with such financials as soon as reasonably possible.

6.13     Medicare Change of Ownership Filing. Each Seller agrees on the first business day after the execution of this Agreement to make its Medicare Form 855 change in control filings.

6.14     Maintenance of Seller’s Existence. Each Seller agrees that to maintain its existence in good standing and not dissolve for at least three years after the Closing Date.

6.15     Transfer of AFAM Shares. Apex Healthcare agrees that a transfer of AFAM Shares by Apex Healthcare to its equity owners shall not be undertaken prior to the second anniversary date of the Closing, unless (a) such transfer is permissible under applicable state laws, (b) the distribution of the AFAM Shares does not render Apex Healthcare unable to pay all of its obligations and liabilities in the ordinary course, (c) the transfer of AFAM Shares shall be limited to persons affiliated with Apex Healthcare who (A) join in making representations and warranties substantially similar to those set forth in paragraph 4.22 at the time of the transfer, and (B) acknowledge in writing that the AFAM Shares remain subject to the Stock Pledge Agreement, and (d) Apex Healthcare obtains Buyer’s consent in advance in writing to such transfers.

Article 7 - Covenants of Buyer

7.1       Access to Records. For a period extending to the greatest of five years from and after the Closing Date, any longer period required by law, or the date of final settlement of cost reports for any period prior to the Closing Date, Buyer agrees to retain the patient and medical records of the patients serviced by the Business on and prior to the Closing Date, and will give

Seller, and Seller’s counsel, accountants, consultants and other agents and representatives, full and complete access, during reasonable business hours and upon reasonable request.

7.2       Cooperation. From the date of this Agreement until the Closing Date, Buyer agrees to cooperate in good faith with Seller in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement.

7.3       Approval of Transfer. From the date of this Agreement until the Closing Date, Buyer agrees to use its reasonable best efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities and other third parties required or necessary in order to transfer the Business, the Licenses, the Assumed Contracts and the Purchased Assets to Buyer. Buyer agrees to be responsible for any filing fees, late fees or penalties arising out of or with respect to the change in control of the Business from Sellers to Buyer.

7.4       Medicare Change of Ownership Filings. Buyer agrees on the first business day after execution of this Agreement to make its Medicare Form 855 change in control filings.

Article 8 - Conditions Precedent to Buyer’s Obligations

Buyer’s obligation to close is subject to the satisfaction of the following conditions before or at Closing, unless waived by Buyer:

8.1       Representations and Warranties True at Closing. The representations, warranties and covenants made by each Seller in this Agreement must be true in all material respects at and as of Closing as if made on and as of Closing (excluding any materiality qualifier in such representations and warranties).

8.2       Compliance with Agreement. Each Seller must have performed and complied with all of its covenants and obligations under this Agreement in all material respects which are to be performed or complied with by them before or at Closing.

8.3       Sellers’ Certificates. Each Seller must have delivered to Buyer a certificate stating that (i) the representations, warranties and covenants made by such Seller in the Agreement are true in all material respects at and as of Closing as if made on and as of Closing (excluding for this purpose any materiality qualifier in such representations and warranties), and (ii) such Seller has performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by them before or at Closing.

8.4       Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding is pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against any party to this Agreement which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms or otherwise have a material adverse effect on Buyer’s ownership, use or enjoyment of the Business, the Licenses, the Assumed Contracts or the Purchased Assets.

8.5       Medicare Change in Control Filing. Each Seller shall have made its Medicare Form 855 change of ownership filings.

8.6       Closing Documents. The documents required to be delivered by Sellers to Buyer pursuant to this Agreement must be executed in a form reasonably acceptable to Buyer.

8.7       Opinion of Counsel. Sellers shall have caused there to be delivered at Closing an opinion of counsel in a form satisfactory to Buyer with respect to certain matters, including authorization of this Agreement and the Ancillary Agreements, no conflict with Sellers’ organizational documents and contracts and other customary matters.

8.8       Employment Arrangements. Buyer shall have reached employment arrangements with certain employees of the Business identified by Buyer on terms and conditions satisfactory to Buyer and such employees (which terms may include restrictive covenants).

Article 9 - Conditions Precedent to Sellers’ Obligations

Sellers’ obligation to close is subject to the satisfaction of the following conditions prior to or at Closing, unless waived by Seller:

9.1       Representations and Warranties True at Closing. The representations and warranties made by Buyer in this Agreement must be true in all material respects at and as of Closing with the same effect as though such representations and warranties had been made or given on and as of Closing (excluding any materiality qualifier in such representations and warranties).

9.2       Compliance with Agreement. Buyer must have performed and complied with all covenants and obligations under this Agreement in all material respects which are to be performed or complied with by Buyer before or at the Closing.

9.3       Buyer’s and Parent’s Certificate. Buyer and Parent must have delivered to Seller a certificate stating that (i) the representations, warranties and covenants made by Buyer in the Agreement are true in all material respects at and as of Closing as if made on and as of the Closing, and (ii) Buyer and Parent has performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by it before or at Closing.

9.4       Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding is pending against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against any party to this Agreement which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

9.5       New Real Property Lease. The entering into by Buyer of one or more real property leases with certain Seller Affiliates on terms satisfactory to Seller Affiliates and Buyer with respect to the real property owned by entities owned by Seller Affiliates and currently used in the operation of the Business.

9.6       Closing Documents. The documents required to be delivered by Buyer to Seller pursuant to this Agreement must be executed and delivered in a form reasonably acceptable to Seller.

9.7       Medicare Change in Control Filing. Buyer shall have made its Medicare Form 855 change of ownership filings.

Article 10 - Termination of Agreement

10.1      Termination. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time before the Closing Date:

(a)	by mutual consent of Sellers and Buyer;

(b)       by Sellers or Buyer, if a Closing does not occur on or before April 15, 2008;

(c)        by Buyer, if there has been a material misrepresentation in this Agreement by a Seller, or a material breach by a Seller of any of its warranties or covenants set forth in this Agreement, or an uncured failure of any condition to which the obligations of Buyers are subject; and

(d)         by Sellers, if there has been a material misrepresentation in this Agreement by Buyer, or a material breach by Buyer of any of its warranties or covenants set forth in this Agreement, or an uncured failure of any condition to which the obligations of Sellers are subject.

Article 11 - Indemnification

11.1     Survival of Representations and Warranties. All of the representations, and warranties made by Sellers and Buyer under this Agreement will survive the Closing of the transactions contemplated by this Agreement for a period of 36 months after the Closing Date, except that the representations and warranties with respect to (i) taxes in paragraphs 4.4 and 4.14, and (ii) healthcare matters in paragraph 4.9, and (iii) healthcare regulatory or malpractice claims included within the scope of paragraph 4.12 shall survive after the Closing Date for the greater of 36 months or the applicable statute of limitations for claims with respect to the subject matter of such representation and warranty.

11.2	Indemnification of Buyer Indemnified Persons.

(a)       General. Subject to the limitations of this Article 11, each Seller and each Seller Affiliate, jointly and severally, agrees to indemnify, defend and hold each Buyer included as a party to this Agreement, and each Buyer’s officers, directors, shareholders, agents, affiliates and attorneys (each a “Buyer Indemnified Person” and collectively, "Buyer Indemnified Persons") harmless from, against and in respect of, and shall reimburse each Buyer Indemnified Person on demand for, any damage, liability, loss, cost or expense (including reasonable attorneys' fees) (collectively, “Losses”) incurred by a Buyer Indemnified Person resulting from, arising out of, or in any way related to, any of the following:

(i)        any breach of a Seller’s representations, warranties or covenants in this Agreement, the Ancillary Agreement or any document, schedule, certificate or instrument delivered pursuant to this Agreement;

(ii)       any brokerage or similar fee due to any agent of a Seller or Seller Affiliates;

(iii)      any liability of a Seller or liability with respect to which the Purchased Assets are subject to, or obligation under the Assumed Contracts (except for any liabilities that result in a Purchase Price adjustment) to be performed prior to the Closing or accruing prior to Closing Date but payable after Closing Date, but not including any liability arising out the failure to obtain any consent set forth on Schedule 4.17;

(iv)      any mortgage, security interest, lease, obligation, claim, liability, debt, lien, charge or encumbrance relating to matters prior to Closing asserted against the Purchased Assets; and

(v)       any claims by the creditors, Seller Affiliates or equity holders of a Seller arising out of or with respect to the distribution or other use by either Seller of the Purchase Price.

(b)       Audits, Investigations, Refund Obligations and Other Pre-Closing Liabilities; Taxes. Subject to the limitations of this Article 11, each Seller and each Seller Affiliate, jointly and severally, agree to indemnify, defend and hold each Buyer Indemnified Person harmless from, against and in respect to, and reimburse a Buyer Indemnified Person on demand for, any Losses resulting from, arising out of or in any way related to, any of the following:

(i)	medical malpractice claims;

(ii)       any audit or investigation by Medicaid or Medicare authorities or third party payors concerning the operation of the Business before the Closing or any amounts paid with respect to the Business before Closing;

(iii)      any assessment, adjustments, suspensions or offsets made against the Business, a Buyer Indemnified Person or the Purchased Assets as a result of such an audit or investigation regarding the operation of the Business before Closing;

(iv)      any costs of defense of, and any judgment against a Buyer Indemnified Person with respect to, any litigation relating to the operation of the Business before Closing;

(v)       any other personal liability, property damage, personal injury, cost, claim, expense or assessment asserted against the Business, a Buyer Indemnified Person or the Purchased Assets as a result of, or with respect to, the operation of the Business or the ownership of the Purchased Assets before the Closing, or any other business operations or assets of Sellers or Seller Affiliate not included among the Business or Purchased Assets, excluding obligations arising after the Closing under the Assumed Contracts; and

(vi)      any federal, state or local tax liability or obligation arising with respect to Seller or the operation of the Business prior to the Closing;

provided, however, that if any of the events giving rise to the Losses discussed in this paragraph 11.2(b) occurred both prior and subsequent to Closing, the indemnification obligations set forth in this paragraph 11.2(b) shall only apply to those Losses directly attributable to pre-Closing events.

(c)	Limitations on Indemnification Obligations.

(i)        Sellers’ and Seller Affiliates’ indemnification obligations shall survive for a period of 36 months after the Closing Date, except for claims brought prior to such date which shall survive indefinitely, and except that Sellers’ and Seller Affiliates’ indemnification obligation with respect to a breach of the representation and warranty at paragraphs 4.4, 4.5, 4.9 and 4.14 and shall survive for the greater of 36 months or the statute of limitations applicable to the subject matter of such representations and warranties and shall not be limited in amount.

(ii)       Sellers’ and Seller Affiliates’ indemnification obligations arising out of paragraphs 11.2(a)(iii), 11.2(a)(iv), 11.2(a)(v) and 11.2(b) above shall survive the Closing for the greater of 36 months or the statute of limitations applicable to the subject matter of such express indemnification obligation, except for claims brought by a Buyer Indemnified Person prior to such date which shall survive indefinitely.

(iii)      Sellers and Seller Affiliates shall have no liability with respect to Losses under paragraph 11.2 until the total of all Losses exceeds $100,000 and then only for the amount by which the Losses exceed $100,000.  However, this paragraph 11.2(c)(iii) shall not apply to Losses arising out of fraud by any Seller or Seller Affiliates.

(iv)      Buyer and Parent shall have no liability with respect to Losses under paragraph 11.3 until the total of all Losses exceeds $100,000 and then only for the amount by which the Losses exceed $100,000.  However, this paragraph 11.2(c)(iv) shall not apply to Losses arising out of fraud by Buyer or Parent or in connection with any Losses arising out of Buyer’s or Parent’s default under the Purchase Note, after applicable cure periods and subject to Buyer’s set-off rights

(v)       The aggregate liability of Sellers and Seller Affiliates with respect to claims for indemnification shall not exceed an amount equal to the Purchase Price, except that this limitation on liability shall not apply to Losses falling within the scope paragraphs 11.2(b)(ii) or (iii) above, and any Losses falling within the scope of Sellers’ and Seller Affiliates’ indemnification obligation in paragraphs 11.2(b)(ii) or (iii) shall not be included within the calculation of aggregate Losses for purposes of such limitation.

(vi)      The aggregate liability of Buyer and Parent with respect to claims for indemnification shall not exceed an amount equal to the Purchase Price.

(vii)     For purposes of the indemnification deductible and cap provisions of paragraphs 11.2(c)(iii) through (vi) of the Home Health Agreement, along with the setoff provisions of paragraph 11.5, the Apex Purchase Agreements shall be considered to be a single agreement (e.g., the aggregate deductible for the Apex Purchase Agreements is $100,000 and the “Purchase Price” limitation on certain indemnification rights is the aggregate “Purchase Price” payable under the three Apex Purchase Agreements.

(viii)    “Apex Purchase Agreements” shall mean (i) the Asset Purchase Agreement dated March 24, 2008, among Caretenders Mobile Medical Services, LLC, Almost Family, Inc., Apex House Call Doctors, LLC, Nancy Ralston, James Spriggs, III, Lorrie Snyder, Robert G. Young, Joann Sorensen and James Spriggs, Jr., (ii) the Asset Purchase Agreement dated as of March 24, 2008, among Caretenders of Jacksonville, LLC, Almost Family, Apex Home Healthcare Services, L.L.C., Apex Health and Rehab Center, L.L.C., Nancy Ralston, James Spriggs, II, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr. (the “Home Health Agreement”), and (iii) the Asset Purchase Agreement dated as of March 24, 2008 among Caretenders Visiting Services of St. Augustine, LLC, Almost Family, Inc., Apex Healthcare Solutions, L.L.C., Nancy Ralston, James Spriggs, III, Lorrie Snyder and David Bathalter.

11.3     Indemnification of Seller Indemnified Persons. Buyer agrees to indemnify, defend and hold each Seller and its officers, directors, partners, shareholders, agents, affiliates and attorneys (each a “Seller Indemnified Person” and collectively, "Seller Indemnified Persons") harmless from and against, and reimburse a Seller Indemnified Person on demand for, any damage, loss, cost or expense (including reasonable attorneys' fees) incurred by such Seller Indemnified Person resulting from, or in any way related to, any of the following: (i) any breach of Buyer’s representations, warranties or covenants in this Agreement, or from any misrepresentation in, or omission by Parent or Buyer under this Agreement; (ii) any brokerage or similar fee due to any agent of Buyer, including without limitation, Stoneridge; (iii) any federal, state or local tax liability or obligation arising with respect to Buyer or the operation of the Business after the Closing; (iv) any liability of Parent or Buyer or liability with respect to which the Purchased Assets are subject to, or obligation under the Assumed Contracts, in each case accruing after the Closing; and (v) Buyer’s operation of the Business after the Closing. The indemnification obligations of Buyer shall be limited to the Purchase Price and shall survive for a 36 month period after Closing, except for claims brought prior to such date which shall survive indefinitely.

11.4     Procedure for Indemnification. The following procedure shall apply with respect to any claims or proceedings covered by the indemnification obligations in this Article 11.

(a)       The party seeking indemnification under this Article 11 (the "Claimant") shall give written notice to the party from whom indemnification is sought (the "Indemnitor"), specifying the basis on which indemnification is sought and such other information known to the Claimant regarding the indemnification claim, promptly, but in no event later than 10 business days, after the Claimant learns of the claim or proceeding; provided that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder if the Claimant uses its best efforts to mitigate Claimant's damages, except to the extent Indemnitor is actually prejudiced. Notwithstanding anything to the contrary contained herein, in the event that a Claimant gives notice to the Indemnitor within such 10 business day time period set forth above, the Claimant shall have no obligation to mitigate Claimant's damages under this paragraph 11.4(a).

(b)       With respect to any third-party claims or proceedings as to which the Claimant is entitled to indemnification, the Indemnitor shall have the right to select and employ counsel of its own choosing reasonably satisfactory to the Claimant to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided, that the Indemnitor conducts the defense actively and diligently and in a manner to minimize the risk of the Claimant becoming subject to any liability for any other material matter. Further, the Indemnitor shall not consent to the entry of any judgment or enter into any compromise or settlement with respect any third-party claim without the prior written consent of the Claimant unless such judgment, compromise or settlement (i) provides for the payment by the Indemnitor of money as sole relief for the claimant, (ii) results in the full and general release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the third-party claim, and (iii) involves no finding or admission of any violation of laws, rules or regulations or the rights of any person and has no effect on any other claims that may be made against the Claimant. The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith. Notwithstanding the foregoing, if in the reasonable opinion of the Claimant, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a material adverse effect on the on the business, operations, condition (financial or otherwise), assets or earnings of the Claimant, the Claimant shall have the right to control the defense or settlement of any such claim or demand and its reasonably costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. The Claimant shall not settle or compromise any such third party claim without the prior consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding.

(c)       Notwithstanding the foregoing, in the event of any Medicare or tax audit or investigation or other third-party claim involving the conduct of the Business prior to Closing, Seller Affiliates shall maintain the right, even if Buyer Indemnified Persons have taken control of the defense of such matter pursuant to paragraph 11.4(b) above, to remain actively and directly involved in responding to any information requests, interacting with the third-party claimant(s) and/or investigator(s), formulating and implementing any necessary litigation strategy, and otherwise participating in the defense of any claim for which such Seller Affiliates could be financially responsible.

11.5	Right of Setoff.

(a)       Upon notice to Sellers specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article 11 against amounts otherwise payable under this Agreement, including without limitation, the Purchase Note. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or the Purchase Note.

(b)       Apex Homecare agrees to pledge its AFAM Shares to Buyer pursuant to the terms of a pledge agreement, the form of which is attached as Attachment C (the "Stock Pledge Agreement"), to secure Sellers’ and Seller Affiliates’ indemnification obligations under this Agreement.

(c)       Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(d)       Notwithstanding anything herein to the contrary, in seeking to enforce any of its rights to indemnification and/or setoff hereunder, Buyer must recover its Losses in the following manner:

(i)        First, by repossessing the AFAM Shares until Buyer has repossessed all of the AFAM Shares (with the value of such AFAM Shares equal to the market value for the 20 trading days immediately prior to repossession);

(ii)       Second, to the extent that Losses could not be compensated in full by recourse in connection with paragraph 11.5(d)(i), by setting off any payments due to Sellers under the Purchase Note; and

(iii)      To the extent that Losses could not be compensated in full by recourse in connection with paragraphs 11.5(d)(i) or (ii), Buyer may seek recourse by any other means permitted by this Agreement.

11.6     Interest. If it is determined that Buyer’s setoff of any amounts under paragraph 11.5 was not justified, Buyer shall promptly remit to Sellers any monies wrongly withhold along with interest from the date such monies were due to Seller at the rate of 10% per annum. Likewise, Losses for purposes of Sellers’ and Seller Affiliates’ indemnification obligations in paragraph 11.2 and 11.3 shall accrue interest at the rate of 10% per annum, payable from and after the date such Losses are incurred through the date such Losses are paid by Sellers or Seller Affiliates.

11.7     Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, Buyer and Parent, on behalf of themselves and the other Buyer Indemnified Persons, waive any rights and claims any Buyer Indemnified Person may have against Seller Indemnified Persons or any of them, whether in law or equity, relating to the Business or the transactions contemplated hereby and/or this Agreement. The rights and claims waived by Buyer Indemnified Persons include, without limitation, claims for contribution or other rights of recovery arising out of or relating to claims for breach of contract, breach of representation or warranty, breach of implied covenants, negligent misrepresentation and all other claims for breach of duty. After the Closing, subject to the foregoing, this Article 11 will provide the exclusive remedy against Seller Indemnified Parties for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby. The provisions of this paragraph 11.7 shall not apply to claims arising out of fraud and shall not apply to any claims for specific performance and other equitable relief under the Noncompetition Agreement.

Article 12 - Other Provisions

12.1       Further Assurances. The parties agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

12.2       Entire Agreement; Amendment. All schedules to this Agreement are deemed to be incorporated into and made part of this Agreement. This Agreement together with the schedules and recitals contains the entire agreement between the parties and there are no agreements, representations, or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by both parties hereto.

12.3    Binding Effect; Assignment. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns; provided, however, that other than an assignment by Buyer of its rights under this Agreement to an affiliate which does not relieve Buyer of its obligations under this Agreement, neither this Agreement nor any rights hereunder are assignable nor transferable without the prior written consent of the other party. This Agreement is not intended and must not be construed to create any rights in any parties other than the parties to this Agreement, and no person may assert any rights as a third party beneficiary.

12.4       Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together constitutes but one instrument, and it will not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement. This Agreement may be executed and delivered by fax counterpart signatures, and upon exchange of fax counterpart signatures, this Agreement will be binding upon the parties.

12.5    Transaction Costs. Each party to this Agreement agrees to be responsible for its own costs for any legal, accounting and other services, if any, attendant to the transactions contemplated by this Agreement; provided, however, Buyer agrees to be responsible for any filing fees, late fees or penalties arising out of or with respect to the change in control of the Business from Sellers to Buyer.

12.6       Notices. Any notice, request, instruction or documents required or permitted hereunder must be in writing and will be deemed given if delivered personally or by certified mail, U.S. mail, national recognized overnight courier service or sent by telex, telecopy or other telecommunication device capable of creating a written record (and promptly confirmed by hard copy delivery) to a party at the address set forth below:

(i)	If to any Seller or Seller Affiliate:

P.O. Box 550509
Jacksonville, Florida 32255-0509
Fax:

With a copy to:

Trenam Kemker

Attn: Nelson Castellano

101 E. Kennedy Blvd., Suite 2700

Tampa, Florida 33602

Fax: (813) 229-6553

(ii)	If to Buyer or Parent:

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attn: President

Fax: (502) 891-8067

With a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

Attn: Scott W. Dolson

Fax: (502) 581-1087

unless and until notice of another or different address is given as provided herein.

12.7	Severability. The provisions of this Agreement are severable, and the invalidity of any provision will not affect the validity of any other provision.

12.8      Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

12.9      Gender. All pronouns used herein will include both the masculine and feminine gender as the context requires.

12.10  Governing Law; Joint Preparation. The execution, interpretation, and performance of this Agreement will be governed by the laws of the State of Florida, without regard to or application of its conflicts of law principles. Any suit or litigation brought by any of the parties hereto in connection with this Agreement shall be brought in the state or federal courts sitting in Duval County, Florida, and all parties hereto consent to the jurisdiction of such courts. This Agreement is deemed to have been prepared jointly by the parties. Any ambiguity in this Agreement will not be interpreted against either party and will be interpreted as if each of the parties hereto had prepared this Agreement.

12.11   Confidentiality and Announcements. Except as and to the extent required by applicable law, without the prior written consent of the other party, neither Buyer nor Sellers shall, and each will direct its respective representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or to permit the disclosure of, the terms of the transaction contemplated by this Agreement. If any party, in the opinion of outside legal counsel to such party, is required by law or the rules of any exchange or the listing rules of the Nasdaq Capital Market or any other applicable market, to make any such disclosure, such party must first provide the other party the content of the proposed disclosure, the reasons that such disclosure is required by applicable law and the time and place that the disclosure will be made. The parties agree to consult with each other to prepare a mutually acceptable press release to be issued immediately following the Closing.

12.12   Guaranty of Performance by Parent. Parent hereby guarantees, subject to the terms and conditions of this Agreement, the full performance by Buyer of its obligations under this Agreement.

12.13   Agreement Not to Bring Suit. Sellers and each Seller Affiliate agrees not to make any claim against any Buyer Indemnified Person with respect to any distribution to equity holders or other use by Sellers of the proceeds of the Purchase Price.

12.14   Definition of “Knowledge”. For purposes of this Agreement, to the “best of Seller’s knowledge” and “knowledge” shall mean the facts or matters of which a Seller’s officer, director or shareholder is actual aware, or those facts or matters which such persons could reasonably be expected to be aware given their respective titles, positions and roles within such Seller.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ALMOST FAMILY, INC.

By /s/ William B. Yarmuth
Title William B. Yarmuth Chairman of the Board, President & Chief Executive Officer

CARETENDERS OF JACKSONVILLE, LLC

By /s/ C. Steven Guenthner
Title C. Steven Guenthner Senior Vice President & CFO

APEX HOME HEALTHCARE SERVICES, L.L.C.

By /s/ Nancy Ralston
Title Nancy Ralston CEO

APEX HEALTH AND REHAB CENTER, L.L.C.

By /s/ Nancy Ralston
Title Nancy Ralston Managing Partner

/s/ Nancy Ralston
Nancy Ralston

/s/ James Spriggs, III
James Spriggs, III

/s/ Robert G. Young
Robert G. Young

/s/ Lorrie Snyder
Lorrie Snyder

/s/ Joann Sorensen
Joann Sorensen

/s/ James Spriggs, Jr.
James Spriggs, Jr.

LIST OF ANNEXES AND SCHEDULES

TO

APEX HOME HEALTHCARE/ALMOST FAMILY

ASSET PURCHASE AGREEMENT

Attachment A	Noncompetition Agreement
Attachment B	Registration Rights Agreement
Attachment C	Stock Pledge Agreement
Attachment D	Purchase Note

Schedule 1.1(a)	Purchased Assets
Schedule 1.1(b)	Excluded Assets
Schedule 1.2(d)	Capital Leases
Schedule 1.3	Assumed Contracts
Schedule 1.4(b)	Assumed PDO
Schedule 2.3	Allocation of Purchase Price
Schedule 4.1(c)	Authority
Schedule 4.2(a)	Licenses and Permits
Schedule 4.2(b)	Payment Programs
Schedule 4.4	Taxes
Schedule 4.6	Intellectual Property
Schedule 4.7(a)	Insurance Policies
Schedule 4.7(b)	Insurance Claims
Schedule 4.9	Healthcare Regulatory Compliance
Schedule 4.10	Contracts and Commitment
Schedule 4.11	Violations of Law
Schedule 4.12	Litigation
Schedule 4.14	ERISA Matters
Schedule 4.15	Employees
Schedule 4.16	Worker's Compensation Compliance
Schedule 4.17	Consents
Schedule 4.20	Absence of Changes

ATTACHMENT A

to

APEX HOME HEALTHCARE/ALMOST FAMILY

ASSET PURCHASE AGREEMENT

CONFIDENTIALITY, NONSOLICITATION AND

NONCOMPETITION AGREEMENT

This is a Confidentiality, Nonsolicitation and Noncompetition Agreement dated as of March 26, 2008, among (i) Almost Family, Inc., a Delaware corporation, Caretenders of Jacksonville, LLC, a Florida limited liability company, and Caretenders Visiting Services of St. Augustine, LLC, a Florida limited liability company (each, a “Protected Party”, and collectively, "Protected Parties"), and (ii) Apex Home Healthcare Services, L.L.C., a Florida limited liability company, Apex Health and Rehab Center, L.L.C., a Florida limited liability company, Apex Healthcare Solutions, L.L.C., a Florida limited liability company, Nancy Ralston, James Spriggs, III, Robert G. Young, Lorrie Snyder, James Spriggs, Jr., Joann Sorensen and David Bathalter (each a “Restricted Party” and collectively, "Restricted Parties").

Recitals

A.        Pursuant to two Asset Purchase Agreements dated as of March 24, 2008 (the "Purchase Agreements") among Protected Parties and Restricted Parties, Protected Parties are purchasing certain assets used in the operation of home health agencies, healthcare staffing and rehabilitation businesses in Florida doing business in Health District # 4 (including Baker, Clay, Duval, Flagler, Nassau, St. Johns and Volusia Counties) (the “Territory”). The agreement by Restricted Parties to the terms of this Agreement was material to the decision of Protected Parties to enter into the transactions described in the Purchase Agreements. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreements.

B.        The Restricted Parties acknowledge that the entering into of the restrictive covenants set forth in this Agreement are for Restricted Parties’ legitimate business interests. As a result of the purchase of assets and goodwill under the Purchase Agreements, the Protected Parties have acquired (i) trade secrets and other valuable confidential business information, (ii) substantial relationships with specific existing customers/patients, (iii) goodwill associated with an ongoing business practice operating under the Apex name within the Territory, and (iv) employees with specialized expertise and training.

C.        For purposes of this Agreement, "Proprietary Information" means as it relates to the Business, patient lists, referral sources, business relationships, business records and financial records, all of which have been acquired by Protected Parties in connection with the purchase of the Business. Protected Parties have expressly or impliedly protected such information from unrestricted use by persons not associated with Protected Parties.

D.        For purposes of this Agreement, (i) “Restriction Period” means the period commencing on the date of this Agreement, and terminating on the date five years after the date of this Agreement, and (ii) “Restricted Territory” means a 50 mile radius of the outer limits (i.e., boundary) of the Territory.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.	Confidential Information.

(a)       Each Restricted Party agrees that, during the Restriction Period, it shall (i) maintain the strict confidence of, undertake all necessary steps to avoid divulging or disclosing, and preserve and protect the Proprietary Information, trade secrets, customer lists, business records, and financial records of the Business (collectively, "Trade Secrets") from disclosure to, or access or use by, any person or entity, including any competitor or potential competitor of the Business, and (ii) not use the Trade Secrets to compete, directly or indirectly, with the Business, nor attempt to otherwise take commercial advantage of the Trade Secrets. Each Restricted Party acknowledges that the Trade Secrets constitute valuable, special and unique property of the Business being acquired by Protected Parties.

(b)       Each Restricted Party represents and warrants to Protected Parties that it has delivered to Protected Parties any and all papers, books, records, documents, memoranda and manuals, including all copies thereof, whether hard or digital copies, belonging or relating to the Business, or containing any Proprietary Information or Trade Secrets.

(c)       Each Restricted Party agrees that, if at any time after the date of this Agreement, such Restricted Party determines that it has any Proprietary Information or Trade Secrets in its possession or control (other than as may be necessary or convenient in the course of such Restricted Party’s employment with a Protected Party), such Restricted Party shall immediately return all such Proprietary Information or Trade Secrets to Protected Parties, including all copies or portions thereof.

2.         Employee Solicitation. Each Restricted Party agrees that it shall not, during the Restriction Period, directly or indirectly, induce, encourage or solicit any employee of the Business to leave the employ of Protected Parties or become employed by any Restricted Party, or, directly or indirectly, hire any former employees of the Business, except with the prior written consent of Protected Parties.

3.	Noncompetition Covenant.

(a)       Each Restricted Party agrees that it shall not, during the Restriction Period, directly or indirectly, individually, or through any person, partnership, joint venture, corporation or other entity in which any Restricted Party has any interest, including, without limitation, as a shareholder, owner, member, partner, investor, director, officer, employee or consultant, or otherwise, (i) engage in the Business in the Restricted Territory, or (ii) solicit the past or, at such time, present patients or referral sources of the Business.

(b)      All of the restrictive covenants in this Agreement shall be construed as an agreement independent of any provision of the Purchase Agreements, and the existence of any claim or cause of action of a Restricted Party against a Protected Party shall not constitute a defense to the enforcement by such Protected Party of the restrictive covenants. It is specifically agreed that the periods during which the covenants of Restricted Parties shall be effective shall be computed by excluding from such computation any time during which a Restricted Party is in violation of any provision of this Agreement.

4.         Consideration. Each Restricted Party acknowledges that the consideration for the covenants in this Agreement is the Purchase Price consideration paid to certain Restricted Parties pursuant to the Purchase Agreements. Each of Nancy Ralston, James Spriggs, III, Robert G. Young, Lorie Snyder, Joann Sorensen, James Spriggs, Jr. and David Bathalter are shareholders of one or more of Sellers and acknowledge that he or she will receive a distribution of sales proceeds from the transaction contemplated in the Purchase Agreements.

5.         Cooperation. Each Restricted Party agrees to cooperate in connection with Protected Parties with respect to maintaining the goodwill and reputation of the Business.

6.         Specific Enforcement. In the event of a breach of any Restricted Party’s covenants in this Agreement, it is agreed that damages will be difficult to ascertain and any Protected Party may petition a court of law or equity for, and be granted, injunctive relief in addition to any other relief which such Protected Party may have under the law, including reasonable attorney's fees.

7.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to or application of its conflicts of laws principles. Each of the parties has participated in the preparation of this Agreement and agrees that in construing the provisions of this Agreement, the general rule that provisions shall be construed most strongly against the party that drafted such provisions shall have no application.

8.         Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and other understandings with respect to the subject matter of this Agreement. No change, modification, addition or amendment of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

9.         Construction. The parties agree that the restrictions set forth in this Agreement are reasonable and necessary to preserve the legitimate business interests of Protected Parties (as described in Recital B above) and that the maximum protection available under the law shall be provided to Protected Parties by this Agreement to protect Protected Parties’ interests in its business and confidential information and that, if the restrictions imposed hereby are held by any court to be invalid, illegal or unenforceable as to time, territory, scope or otherwise, this Agreement shall be construed to impose restrictions which are valid, legal and enforceable as to time, territory, scope or otherwise, as the case may be, to the maximum extent permitted under applicable law.

10.       Headings. The headings contained in this Agreement are included for ease of reference only and shall not be considered in the interpretation or enforcement of this Agreement.

11.       Provisions Severable. To the extent that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.       Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if mailed by certified mail, return receipt requested, postage prepaid to the addresses set forth in the Purchase Agreements or to such other addresses which a party has given the other parties written notice.

13.       Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and, as applicable, their respective heirs, executors, administrators, personal representatives, successors and assigns. This Agreement may be assigned to and enforced by the assignees or successors of the Protected Parties.

14.       Attorney’s Fees. In the event of any litigation with respect to this Agreement, the non-prevailing party in such litigation shall be responsible for and pay all fees and expenses, including, without limitation, court costs and attorney’s fees, incurred by the prevailing party.

15.	Early Termination.

(a)       If (i) if Almost Family, Inc. or Caretenders of Jacksonville, LLC is in Bankruptcy, (ii) there is a payment default under the Purchase Note, and (iii) such payment default is not fully cured during the course of Bankruptcy proceedings, then, effective upon Almost Family, Inc. or Caretenders of Jacksonville, LLC emerging from Bankruptcy proceedings, the Restriction Period for purposes of paragraphs 2 and 3 shall be reduced as follows: (A) if the unpaid principal balance of the Purchase Note (principal and interest) exceeds $1,000,000, then the Restriction Period shall be reduced to four years, (B) if the unpaid principal balance of the Purchase Note (principal and interest) exceeds $2,000,000, then the Restriction Period shall be reduced to three years, and (C) if the unpaid principal balance of the Purchase Note (principal and interest) exceeds $3,000,000, then the Restriction Period shall be reduced to two years.

(b)       For purposes of this Agreement, "Bankruptcy" shall be deemed to have occurred with respect to Almost Family, Inc. or Caretenders of Jacksonville, LLC if either: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated bankrupt or insolvent; (iv) files a petition or answer seeking for such company any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such company in any proceeding of this nature; (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such company or of all or any substantial part of such company’s property; or (vii) company is in a proceeding where, within 120 days after the commencement of such proceeding against the company seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within 120 days after the appointment without such company’s consent or acquiescence of a trustee, receiver, or liquidator of such company, or of all or any substantial part of such company’s properties, the appointment is not vacated or stayed or within 120 days after the expiration of any stay, the appointment is not vacated.

(c)       Notwithstanding anything to the contrary, there shall be no early termination of the Restricted Party’s obligations under paragraphs 2 and 3, (i) arising out of an alleged payment default due to Maker’s (as defined in the Purchase Note) set-off against a Purchase Note payment arising out of a claim for indemnification or damages, so long as Maker believes in good faith such set-off is permitted under the terms of the Purchase Agreements or Purchase Note, or (ii) during any period when any Restricted Party is in default under any Purchase Agreement or this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ALMOST FAMILY, INC.

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

CARETENDERS OF JACKSONVILLE, LLC

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

CARETENDERS VISITING SERVICES OF ST.
AUGUSTINE, LLC

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

APEX HOME HEALTHCARE SERVICES, L.L.C.

By /s/ James W. Spriggs, III
Title James W. Spriggs Partner

APEX HEALTH AND REHAB CENTER, L.L.C.

By /s/ James W. Spriggs, III
Title James W. Spriggs Partner

APEX HEALTHCARE SOLUTIONS, L.L.C.

By /s/ James W. Spriggs, III
Title James W. Spriggs Partner

/s/ Nancy Ralston
Nancy Ralston

/s/ James Spriggs, III
James Spriggs, III

/s/ Robert G. Young
Robert G. Young

/s/ Lorrie Snyder
Lorrie Snyder

/s/ Joann Sorensen
Joann Sorensen

/s/ James Spriggs, Jr.
James Spriggs, Jr.

/s/ David Balthalter
David Balthalter

ATTACHMENT B

to

APEX HOME HEALTHCARE/ALMOST FAMILY

ASSET PURCHASE AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This is a Registration Rights Agreement (“Agreement”) dated as of March 26, 2008, by and among Almost Family, Inc., a Delaware corporation (“Company”), and Apex Home Healthcare Services, L.L.C., a Florida limited liability company ("Holder").

Recitals

A.       Holder holds shares of Company’s Common Stock issued pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated March 24, 2008, among Almost Family, Inc., Caretenders of Jacksonville, LLC, Apex Home Healthcare Services, L.L.C., Apex Health and Rehab Center, L.L.C., Nancy Ralston, James Spriggs, III, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr.

B.        Pursuant to the Purchase Agreement, Company covenanted to grant Holder certain piggyback registration rights.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

•	Definitions. For purposes of this Agreement:

•          “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any partner, officer, director, manager, shareholder or employee of such Person.

•          “Common Stock” means shares of Company’s common stock, par value $0.10 per share.

•          “Damages” means any loss, claim, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, claim, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

•          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

•          “Excluded Registration”means a registration relating either to the sale of securities to employees of Company pursuant to a stock option, stock purchase, or similar plan or to an SEC Rule 145 transaction; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

•          “GAAP” means generally accepted accounting principles in the United States.

•           “Holder” means Apex Home Healthcare Services, L.L.C. and any transferee holding Registrable Securities in accordance with paragraph 2.10.

•          “Immediate Family Member”means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

•          “Person”means any individual, corporation, partnership, trust, limited liability company, association or other entity.

•          “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

•          “Registrable Securities” means (i) Common Stock issued pursuant to the Purchase Agreement, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the rights under paragraph 2 are not assigned or any shares for which registration rights have terminated pursuant to paragraph 2.11.

•          “Registrable Securities then outstanding” means the number of shares determined by adding Common Stock outstanding and Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities.

•          “Restricted Securities” means the securities of Company required to bear the legend set forth in paragraph 2.10(b).

•	“SEC” means the Securities and Exchange Commission.

•          “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

•          ““SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

•          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

•          “Selling Expenses” means all underwriting discounts, selling commissions, stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except as may be provided in paragraph 2.5.

•	Registration Rights. Company covenants and agrees as follows:

•          Company Registration. If Company proposes to register (including, for this purpose, a registration effected by Company for stockholders other than Holder) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), Company shall, at such time, promptly give each Holder notice of such registration. Upon the written request of each Holder given within 20 days after such notice is given by Company, Company shall, subject to the provisions of paragraph 2.2 below, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. Company shall have the absolute right in its sole discretion to postpone, terminate or withdraw any registration initiated by it under this paragraph 2.1, whether or not any Holder has elected to include Registrable Securities in such registration. Upon delivery of a written request that Registrable Securities be included in a registration, Holder may not thereafter elect to withdraw therefrom without the written consent of Company. The expenses of such withdrawn registration shall be borne by Company in accordance with paragraph 2.5 below. Notwithstanding anything in this Agreement to the contrary, to the extent Registrable Securities are included in a registration statement to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, no Holder may actually sell any Registrable Securities unless Company is also concurrently selling shares of Common Stock pursuant to such registration statement.

•          Underwriting Requirements. In connection with any offering involving an underwriting of shares of Company’s capital stock pursuant to paragraph 2.1, Company shall not be required to include any of Holder’s Registrable Securities in such underwriting unless Holder accepts the terms of the underwriting as agreed upon between Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and Company in their sole discretion determine will not jeopardize the success of the offering. If the number of securities to be sold in the registration is so limited, the number of shares that are entitled to be included in the registration will be allocated in the following priority: (i) first, securities to be sold by Company and (ii) second, securities to be sold which are Registrable Securities and all other securities with registration rights pari passu with Registrable Securities (“Second Category”). If the underwriters determine that less than all of the securities in Second Category requested to be registered can be included in such offering, then Registrable Securities that are included in such offering shall be apportioned pro rata among the selling holders based on the number of shares held on the date of Company’s notice of registration in accordance with paragraph 2.1 by all Second Category selling holders or in such other proportions as shall mutually be agreed to by all such selling holders. For purposes of the provision in this paragraph 2.2 concerning apportionment, for any selling stockholder that is a partnership, limited liability company, or corporation, the partners, retired partners, members, retired members, stockholders, and Affiliates of such holder, or the estates and Immediate Family Members of any such partners, retired partners, members, retired members, stockholders and Affiliates, and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling holder,” and any pro rata reduction with respect to such “selling holder” shall be based upon the aggregate number of shares owned by all Persons included in such “selling holder,” as defined in this sentence.

•          Obligations of Company. Whenever required under this paragraph 2 to effect the registration of any Registrable Securities, Company shall, as expeditiously as reasonably possible:

•          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective upon Company’s determination in its sole discretion;

•          prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

•          furnish to the selling Holder such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as Holder may reasonably request in order to facilitate its disposition of their Registrable Securities;

•          use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holder; provided that Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

•          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

•          use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by Company are then listed;

•          promptly make available for inspection by the selling Holder, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holder, all financial and other records, pertinent corporate documents, and properties of Company, and cause Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with any such registration statement;

•          notify each selling Holder, promptly after Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

•          after such registration statement becomes effective, notify each selling Holder of any request by the SEC that Company amend or supplement such registration statement or prospectus.

•          Furnish Information. It shall be a condition precedent to the obligations of Company to take any action pursuant to this paragraph 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities. Any selling Holder shall promptly notify Company of any changes in the information set forth in the registration statement regarding such Holder or its plan of distribution.

•          Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to paragraph 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Company, shall be borne and paid by Company. All Selling Expenses relating to Registrable Securities registered pursuant to this paragraph 2 shall be borne and paid by Holder pro rata on the basis of the number of Registrable Securities registered on their behalf.

•          Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration contemplated in this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this paragraph 2.

•          Indemnification. If any Registrable Securities are included in a registration statement under this paragraph 2:

•          To the extent permitted by law, Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any matter or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this paragraph 2.7(a) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of Company, which consent shall not be unreasonably withheld, nor shall Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

•          To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls Company within the meaning of the Securities Act, legal counsel and accountants for Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any investigation or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this paragraph 2.7(b) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this paragraph 2.7(b) exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of fraud or willful misconduct by such Holder.

•          Promptly after receipt by an indemnified party under this paragraph 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this paragraph 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

•          The foregoing indemnity agreements of Company and the selling Holder are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (“Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

•          To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this paragraph 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this paragraph 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this paragraph 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the each of indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this paragraph 2.7(e), when combined with the amounts paid or payable by such Holder pursuant to paragraph 2.7(b), exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of willful misconduct or fraud by such Holder.

•          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

•          Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of Company and Holder under this paragraph 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this paragraph 2, and otherwise shall survive the termination of this Agreement.

•          Subsequent Registration Rights. From and after the date of this Agreement, Company may grant registration rights to other Persons without the prior consent of any Holder upon substantially the same terms as set forth herein. These registration rights will be pari passu with those contained herein for the Registrable Securities.

•          Assignment of Registration Rights. The rights to cause Company to register Registrable Securities pursuant to this paragraph 2 may be assigned (but only with all related obligations) by a Holder to a transferee of such Registrable Securities that (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder, or (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; provided, however, that (x) Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being transferred, and (y) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

•	Restrictions on Transfer.

•          The Registrable Securities shall not be sold, pledged, or otherwise transferred, and Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement and as contemplated in the Purchase Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act; provided, however, that, subject to the conditions specified in the Purchase Agreement, the Registrable Securities may be sold, pledged, or otherwise transferred (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which the Registrable Securities, as applicable, are sold, pledged or otherwise transferred to an Affiliate for no consideration. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

•          Each certificate representing (i) the Registrable Securities, and (ii) any other securities issued in respect of such securities, upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of paragraph 2.10(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY

REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Holder consents to Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this paragraph 2.10.

•          The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this paragraph 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, Holder thereof shall give notice to Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Company, addressed to Company, to the effect that the proposed transaction may be effected without registration under the Securities Act, (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, or (iii) any other evidence reasonably satisfactory to counsel to Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by Holder to Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in paragraph 2.10(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

•          Notwithstanding any other provision of this Agreement, Holder acknowledges that in accordance with the Purchase Agreement Holder may not transfer the Registrable Securities (by assignment or distribution upon liquidation or otherwise) during the two-year period after issuance and that Company is not required to take any action whatsoever with respect to the registration of the Registrable Securities during that two-year period.

•          Termination of Registration Rights. The right of any Holder to request inclusion of Registrable Securities in any registration pursuant to paragraph 2.1 shall terminate (a) upon the date when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144, or (b) if Company effects any merger, consolidation or reorganization in which Company is not the surviving corporation, then upon the date of consummation of such transaction if Holder of Registrable Securities is entitled to receive in exchange therefor (i) cash or (ii) securities of the acquiring entity which may be immediately sold to the public without registration under the Securities Act.

•          Confidentiality. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in Company) any confidential information obtained from Company pursuant to the terms of this Agreement (including notice of Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this paragraph 2.12 by such Holder), (b) is or has been independently developed or conceived by Holder without use of Company’s confidential information, or (c) is or has been made known or disclosed to Holder by a third party without a breach of any obligation of confidentiality such third party may have to Company; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in Company, (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by the provisions of this paragraph 2.12, (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information, or (iv) as may otherwise be required by law, provided that Holder promptly notifies Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

•	Miscellaneous

•          Successors and Assigns. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

•          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to its principles of conflicts of laws.

•          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

•          Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

•          Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.

All communications shall be sent to the respective parties at their addresses as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this paragraph 3.5. If notice is given to Company, a copy shall also be sent to Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky 40202-3363, Attn: Scott W. Dolson.

•          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Company and Holder of 65% of the Registrable Securities then outstanding; provided that Company may in its sole discretion waive compliance with paragraph 2.10(c). Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this paragraph 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

•          Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

•          Entire Agreement. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

•          Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the Commonwealth of Kentucky and to the jurisdiction of the United States District Court for the Western District of the Commonwealth of Kentucky for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the Commonwealth of Kentucky or the United States District Court for the Western District of the Commonwealth of Kentucky, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Western District of the Commonwealth of Kentucky or any court of the Commonwealth of Kentucky having subject matter jurisdiction.

•          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALMOST FAMILY, INC.

By:	/s/ Todd Lyles
P. Todd Lyles, Senior Vice President
Address:	9510 Ormsby Station Road, Suite 300
Louisville, Kentucky 40223
Telephone No.:	(502) 891-1044
Fax No.:	(502) 891-8067

APEX HOME HEALTHCARE SERVICES, L.L.C.

By:	/s/ Nancy Ralston
Nancy Ralston
Title:	CEO____
Address:

Fax No.:
EIN:

ATTACHMENT C

to

APEX HOME HEALTHCARE/ALMOST FAMILY

ASSET PURCHASE AGREEMENT

STOCK PLEDGE AGREEMENT

This Stock Pledge Agreement is entered into and made effective as of March 26, 2008, between (i) Almost Family, Inc. (“Secured Party” or “AFAM”), a Delaware corporation; and (ii) Apex Home Healthcare Services, L.L.C. (“Pledgor”). The Secured Party, and the Pledgor may hereinafter be referred to individually as a “Party” and collectively, as “Parties.”

•	Recitals

A.       Pledgor desires to enter into this Agreement in order to secure the payment and performance of Sellers’ and Seller Affiliates’ obligations under (i) he Asset Purchase Agreements (the “Purchase Agreements”) dated March 24 2008, among one or more of Almost Family, Inc., Caretenders of Jacksonville, LLC, Caretenders Visiting Services of St. Augustine, LLC, Apex Home Healthcare Services, L.L.C., Apex Healthcare Solutions, L.L.C., Apex Health and Rehab Center, L.L.C., Nancy Ralston, James Spriggs, III, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr. and (ii) the Ancillary Agreements.

B.        Terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Purchase Agreements.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.	Grant of Security Interest.

(a)       As security for the faithful performance of the terms of this Agreement and to ensure the availability for delivery of Pledged Shares upon exercise of the right to possession of Pledged Shares upon an Event of Default as herein defined, Pledgor agrees to deliver to and deposit with Secured Party a stock assignment duly endorsed (with date and number of Shares left blank) in form satisfactory to Secured Party, together with the certificate or certificates evidencing Pledged Shares.

(b)      Pledgor hereby grants to Secured Party a security interest in all of their right, title and interest in and to ___________ shares of the common stock of AFAM (“Pledged Shares”). Pledgor further grants to Secured Party a security interest in any stock rights, rights to subscribe, liquidating dividends, dividends paid in stock, new securities, or any other property to which Pledgor is or may hereafter become entitled to receive on account of Pledged Shares. If

Pledgor receives additional property of such nature, they shall immediately deliver such property to Secured Party to be held by pursuant to the terms of this Agreement.

(c)      Pledgor grants a further security interest to Secured Party in the proceeds or products of any sale or other disposition of Pledged Shares.

2.        Obligations Secured. The security interest created hereby secures payment and performance of the obligations of Sellers and Seller Affiliates under (a) the Purchase Agreement, including without limitation, Sellers’ and Seller Affiliates’ indemnification obligation to Buyers under Article 11 of the Purchase Agreement, and (b) the Ancillary Agreements (collectively, “Secured Obligations”).

3.        Representations and Warranties. To induce Secured Party to enter into this Agreement, Pledgor represents and warrants as follows:

(a)      Pledgor has full power and authority to enter into and perform this Agreement and this Agreement has been duly entered into and delivered and constitutes a legal, valid and binding obligation of Pledgor enforceable in accordance with its terms.

(b)      Pledgor has good title to Pledged Shares, and Pledged Shares are not subject to any lien, charge, pledge, encumbrance, claim or security interest.

(c)      Pledgor has not entered into any stock restriction or purchase agreement with respect to Pledged Shares which would in any way restrict the sale, pledge or other transfer of Pledged Shares or of any interest in or to Pledged Shares.

4.        Duration of Security Interest. Secured Party, and its successors and assigns, shall hold the security interest created hereby pursuant to the terms of this Agreement, and this security interest shall continue for a period of 36 months, except for Pledged Shares sold as contemplated by paragraph 2.2(b) of the Purchase Agreement, unless Secured Party provides a written notice of Default prior to that date, whereby the security interest shall continue in only in a commercially reasonable number of Pledged Shares as are necessary to satisfy said noticed Event of Default and secured interest shall terminate as to the balance of Pledged Shares, if any.

5.        Maintaining Freedom from Liens. Pledgor shall keep Pledged Shares free and clear of liens and shall pay all amounts, including taxes, assessments or charges, which might result in a lien against Pledged Shares if left unpaid, unless Pledgor at its own expense are contesting such amount in good faith by an appropriate proceeding timely instituted which shall operate to prevent the collection or satisfaction of the lien or amount so contested. If Pledgor fails to pay such amounts and are not contesting the validity or amount thereof in accordance with the immediately preceding sentence, Secured Party may, but are not obligated to, pay such amounts, and such payment shall be conclusive evidence of the legality or validity thereof. Pledgor shall promptly reimburse Secured Party for any such payments, and until reimbursement, such payments shall be a part of Secured Obligations.

6.	Certain Rights Respecting Pledged Shares.

(a)      Pledgor shall continue to be the owner of Pledged Shares so long as no Event of Default (as defined below) under Secured Obligations or this Agreement has occurred and is continuing and may collect and retain all distributions now or hereafter payable on or on account of Pledged Shares, and, so long as no Event of Default has occurred may exercise their voting rights with respect to Pledged Shares.

(b)       Pledgor shall not sell, transfer or encumber, or attempt to sell, transfer or encumber, Pledged Shares, or any part thereof or interest therein, without the prior express written consent of Secured Party. Any such consent of theirs shall not constitute the release by Secured Party of its interest in Pledged Interest, and any such sale, transfer or encumbrance consented to shall be so sold, transferred, or encumbered subject to the security interest of Secured Party.

(c)      Secured Party at its option upon the occurrence of any Event of Default and so long as such Event of Default exists may exercise all voting rights and privileges whatsoever with respect to Pledged Shares, including, without limitation, the right to receive distributions. To that end, Pledgor hereby grants Secured Party a proxy and appoint Secured Party as its attorney-in-fact for all purposes of voting Pledged Shares at any annual regular or special meeting of the Company and this appointment shall be deemed coupled with an interest and is and shall be irrevocable until all of Secured Obligations have been fully paid and terminated, and all persons whatsoever shall be conclusively entitled to rely upon oral or written certification of Secured Party that it is entitled to vote Pledged Shares hereunder. Pledgor shall execute and deliver to Secured Party any additional proxies and powers of attorney that Secured Party may desire in its own names. Secured Party acknowledges that it will not exercise any rights granted pursuant to this paragraph 6(c) unless an Event of Default has occurred and only so long as the Event of Default continues to exist.

7.        Events of Default. At the option of Secured Party, the happening of any of the following events shall constitute a default under this Agreement (each an “Event of Default”):

(a)       Breach by any Seller or Seller Affiliate under the Purchase Agreements, including without limitation, any breach or other event giving rise to Secured Party’s right to indemnification under Article 11 of the Purchase Agreements or under any Ancillary Agreement, if such breach or right to payment remains unsatisfied for a period of 10 business days after written notice from Secured Party to the applicable Seller or Seller Affiliate;

(b)       The creation of any lien in Pledged Shares, without the prior written consent of Secured Party; or

(c)       The sale or transfer of Pledged Shares, or any part thereof or interest therein, without the prior written consent of Secured Party.

8.	Remedies.

(a)	Upon the occurrence of any Event of Default, Secured Party may at its option declare that part of Pledged Shares, as is necessary to remedy the Default, to be immediately due and payable, and, in addition to exercising all other rights or remedies, proceed to exercise with respect to Pledged Shares all rights, options and remedies of a secured party upon default as provided for under the Uniform Commercial Code as then adopted in the Commonwealth of Kentucky.

(b)      The rights of Secured Party upon the occurrence of an Event of Default shall include, without limitation, the following:

(i)        The right to sell Pledged Shares at public or private sale in one or more lots. Secured Party shall be entitled to apply the proceeds of any such sale to the satisfaction of Secured Obligations and to expenses incurred in realizing upon Pledged Shares in accordance with the Uniform Commercial Code; and

(ii)       The right to recover the reasonable expenses of preparing for sale and selling Pledged Shares and other like expenses, together with court costs and reasonable attorneys, fees incurred; and

(iii)      The right to proceed by appropriate legal process at law or in equity to enforce any provision of this Agreement or in aid of the execution of any power of sale, or for foreclosure of the security interest of Secured Party, or for the sale of Pledged Shares under the judgment or decree of any court; and

(iv)      The right to transfer Pledged Shares into the name of Secured Party to facilitate its exercise of other rights or remedies with respect to them.

9.         Exercise of Remedies. The rights and remedies of Secured Party shall be deemed to be cumulative, and any exercise of any right or remedy shall not be deemed to be an election of that right or remedy to the exclusion of any other right or remedy. Notwithstanding the foregoing, Secured Party shall be entitled to recover by the cumulative exercise of all remedies no more than the sum of (a) Secured Obligations remaining outstanding at the time of the exercise of remedies, plus (b) the costs, fees and expenses that Secured Party are otherwise entitled to recover.

10.      Return of Collateral. Subject to the terms of this Agreement, Secured Party shall deliver the Pledged Shares, or any part remaining thereof, to Pledgor on the date 36 months after the date of this Agreement.

11.      Further Assurances. Pledgor shall sign such other documents or instruments, and take such other actions, as Secured Party may request to more fully create and maintain, or to verify, ratify or perfect the security interest intended to be created in this Agreement.

12.	Miscellaneous.

(a)      Waiver. Failure by Secured Party to exercise any right shall not be deemed a waiver of that right, and any single or partial exercise of any right shall not preclude the further exercise of that right. Every right of Secured Party shall continue in full force and effect until such right is specifically waived in writing signed by Secured Party.

(b)      Severability. If any part, term or provision of this Agreement is held by any court to be prohibited by any law applicable to this Agreement, the rights and obligations of the parties shall be construed and enforced to the greatest extent allowed by law, or if such part, term or provision is totally unenforceable, as if this Agreement did not contain that particular part, term or provision.

(c)      Headings. The headings in this Agreement have been included for ease of reference only, and shall not be considered in the construction or interpretation of this Agreement.

(d)      Benefit. This Agreement shall inure to the benefit of Secured Party and Pledgor and their successors and assigns.

(e)      Governing Law. To the extent allowed under the Uniform Commercial Code, this Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to or application of its conflicts of law rules.

(f)       Entire Agreement. This Agreement along with the Purchase Agreements and other documentation relating to Secured Obligations constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings with respect to the subject matter hereof, whether written or oral. No change, modification, addition or termination of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

(g)      Assignment. Secured Party may assign its rights under this Agreement to its affiliated companies. Any assignor of Pledged Shares shall take such Pledged Shares subject to the terms of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Pledgor and Secured Party have signed this Agreement as of the date first above written.

PLEDGOR:

APEX HOME HEALTHCARE SERVICES, L.L.C.

By /s/ Nancy Ralston
Title Nancy Ralston CEO

SECURED PARTY:

ALMOST FAMILY, INC.

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

ATTACHMENT D

to

APEX HOME HEALTHCARE/ALMOST FAMILY

ASSET PURCHASE AGREEMENT

PROMISSORY NOTE

$2,750,000	March 26, 2008

Louisville, Kentucky

For value received, Caretenders of Jacksonville, LLC ("Maker"), promises to pay, pursuant to this "Promissory Note" to the order of Apex Home Healthcare Services, L.L.C. ("Lender"), at P.O. Box 550509, Jacksonville, Floridia 32255-0509 or such other address as the holder hereof may direct, the principal sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) Exactly.

This Promissory Note is delivered pursuant to paragraph 2.1(a)(ii) of the Asset Purchase Agreement dated as of March 24, 2008, among Almost Family, Inc., Caretenders of Jacksonville, LLC, Apex Home Healthcare Services, L.L.C., Apex Health and Rehab Center, L.L.C., Nancy Ralston, James Spriggs, III, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr. (the “Agreement”) and is subject to the terms of such Agreement.

Commencing as of the date of this Promissory Note, the outstanding principal balance of this Promissory Note from time to time shall bear interest at the annual rate equal to seven percent (7%). Interest shall be payable quarterly on March 31, June 30, September 30 and December 31, commencing with the first quarterly payment on June 30, 2008. One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the principal amount, and all accrued and unpaid interest on this Promissory Note shall be paid on March 26, 2010. The remaining principal amount and all accrued and unpaid interest on this Promissory Note shall be paid in full on March 26, 2011.

Maker shall pay any Florida documentary stamp taxes that may come do as a result of the execution and/or delivery of this Promissory Note in the State of Florida.

All or any part of the outstanding principal amount of this Promissory Note may be prepaid at any time without penalty.

Failure of the holder of this Promissory Note to exercise any of its rights and remedies shall not constitute a waiver of any provision of this Promissory Note, or of any of such holder's rights and remedies, nor shall it prevent the holder from exercising any rights or remedies with respect to the subsequent happening of the same or similar occurrences. All remedies of the holder hereof shall be cumulative to the greatest extent permitted by law.

The following shall constitute a default under this Promissory Note: (i) the failure to make any payment when due under this Promissory Note within five (5) days after such payment is due; (ii) failure of Maker to perform or observe any covenant, obligation or provision of this Promissory Note, which failure has not been fully corrected within thirty (30) days from the date of such failure or after notice has been given to Maker of such failure; or (iii) Maker or any guarantor shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its creditors, or shall be unable to pay its debts generally as they become due; or if a petition or answer proposing the adjudication of Maker or any guarantor as a bankrupt or its reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or if a receiver, trustee or liquidator of Maker or any guarantor, or of all or substantially all of the assets of Maker or any guarantor, shall be appointed in any proceeding brought against Maker or any guarantor and shall not be discharged within sixty (60) days of such appointment; or if Maker or any guarantor shall consent to or acquiesce in such appointment; or if any property of Maker or any guarantor shall be levied upon or attached in any proceeding.

Upon such a default, (i) the entire principal sum and accrued interest shall become due and payable at once without presentment, demand, protest, notice of non-payment, or intent to accelerate or any other notice required by law relative thereto, all of which are hereby expressly waived by Maker, and (ii) the rate of interest on the outstanding balance of this Promissory Note shall increase to eighteen percent (18%) per annum or the highest rate permitted by applicable law, whichever is less. In no event shall any interest hereunder accrue or be payable which shall exceed the highest contract interest rate allowed by the laws of the State of Florida for the time such indebtedness hereunder shall be outstanding and unpaid. If, for any reason, interest or any payment determined to be in the nature of interest is collected which exceeds the highest contract interest rate allowed by the laws of the State of Florida, such act shall be construed as a mutual mistake of the parties, and such excess sum shall be credited toward reducing the outstanding principal balance, if any, with the remainder to be returned to the party who paid same.

All payments shall be applied (i) to the payment of all costs and expenses of Lender in enforcing this Promissory Note, including attorneys fees, (ii) to the payment of interest on the principal balance of this Promissory Note from time to time remaining unpaid, and (iii) to reduce the principal balance of this Promissory Note.

If any provision or portion of this Promissory Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Promissory Note and the remaining provisions and portions thereof shall continue in full force and effect.

Time shall be of the essence of each and every covenant and promise contained in this Promissory Note. If there is any default under this Promissory Note, Maker and each guarantor promise to pay to the order of the holder hereof all costs and expenses incurred by the Lender in collecting this Promissory Note, including without limitation reasonable attorneys' fees and court costs incurred in collecting or attempting to collect or securing or attempting to secure this Promissory Note or enforcing the Lender 's rights with respect to this Promissory Note.

Subject to the paragraph 11.5 of the applicable Apex Purchase Agreement, Maker shall have the right to withhold and set-off against any amount due hereunder the amount of any claim for indemnification or payment of damages to which Maker reasonably believes it is entitled under the applicable Apex Purchase Agreement or Staffing Agreement, and the exercise of such right shall not be an event of default hereunder. “Apex Purchase Agreements” shall mean (i) the Asset Purchase Agreement dated March 24, 2008, among Caretenders Mobile Medical Services, LLC, Almost Family, Inc., Apex House Call Doctors, LLC, Nancy Ralston, James Spriggs, III, Lorrie Snyder, Robert G. Young, Joann Sorensen and James Spriggs, Jr., (ii) the Asset Purchase Agreement dated as of March 24, 2008, among Caretenders of Jacksonville, LLC, Almost Family, Apex Home Healthcare Services, L.L.C., Apex Health and Rehab Center, L.L.C., Nancy Ralston, James Spriggs, II, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr., and (iii) the Asset Purchase Agreement dated as of March 24, 2008 among Caretenders Visiting Services of St. Augustine, LLC, Almost Family, Inc., Apex Healthcare Solutions, L.L.C., Nancy Ralston, James Spriggs, III, Lorrie Snyder and David Bathalter.

This Promissory Note shall be governed by and construed in accordance with, the laws of the State of Florida, without regard to or application of its conflicts of law principles. Maker and Lender hereby submit to the jurisdiction of the courts of the State of Florida in the event any litigation arising from related to this Promissory Note is commenced. Maker agrees that Lender may institute any cause of action against Maker involving this Promissory Note in the courts of the State of Florida, and hereby waives any venue privilege or right to be sued in any other forum.

All parties to this instrument, whether makers, sureties, guarantors, endorsers, accommodation parties or otherwise, shall be jointly and severally bound, and jointly and severally waive presentment, demand, notice of dishonor, protest, notice of protest, notice of non-payment or non-acceptance and any other notice and all due diligence or promptness that may otherwise be required by law, and all exemptions to which they may now or hereafter be entitled under the laws of the State of Florida, or of the United States of America or any state thereof. The holder of this instrument may whether one or more times, with or without notice to any party, and without affecting the obligations of any maker, surety, guarantor, endorser, accommodation party or any other party to this Promissory Note (1) extend the time for payment of either principal or interest from time to time, (2) release or discharge any one or more parties liable on this Promissory Note, (3) suspend the right to enforce this Promissory Note with respect to any persons, (4) change, exchange or release any property in which the holder has any interest securing this Promissory Note, (5) justifiably or otherwise, impair any collateral securing this Promissory Note or suspend the right to enforce against any such collateral, and (6) at any time it deems it necessary or proper, call for and should it be made available, accept, as additional security, the signature or signatures of additional parties or a security interest in property of any kind or description or both.

MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IF ANY SUIT BE BROUGHT TO ENFORCE OR CHALLENGE THE VALIDITY OR ENFORCEMENT OF THIS PROMISSORY NOTE OR ANY OTHER SECURITY INSTRUMENTS EXECUTED TO FURTHER SECURE THE INDEBTEDNESS. MAKER HEREBY AGREES AND CONSENTS TO THE RELIEF OF THE HOLDER OF THIS PROMISSORY NOTE FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST THE HOLDER OF THIS PROMISSORY NOTE AND TO ASSIST THE HOLDER OF THIS PROMISSORY NOTE IN OBTAINING SUCH RELIEF, AND, WITH REGARD TO THE FILING OF ANY BANKRUPTCY PROCEEDINGS UNDER CHAPTER 11, 13 OR OTHERWISE, TO NOT MODIFY ANY OF THE TERMS OF THIS PROMISSORY NOTE, INCLUDING, WITHOUT LIMITATION, THE INTEREST RATE OR PAYMENT AMOUNTS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN EVIDENCED BY THIS PROMISSORY NOTE.

CARETENDERS OF JACKSONVILLE, LLC

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

Guaranty

This Guaranty of Almost Family, Inc. (“AFAM”) shall guaranty the obligations of Caretenders of Jacksonville, LLC (“Maker”) to Apex Home Healthcare Services, L.L.C. (“Lender”) pursuant that certain promissory note given by Maker to Lender in the principal amount of $2,750,000 on March 26, 2008 (the “Promissory Note”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Promissory Note. Notwithstanding anything in this Guaranty to the contrary, AFAM’s obligations under this Guaranty shall be subject to the terms of the Promissory Note and the Agreement.

In consideration of Lender and its affiliates entering into the Agreement and in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which AFAM hereby acknowledges, AFAM does hereby guaranty to Lender, and its successors, assigns, heirs, executors and personal representatives, the full and prompt payment and performance of all obligations, covenants and agreements of Maker under the Promissory Note, together with the full and prompt payment of all damages that may arise or be incurred by Lender as a result of Maker’s failure to perform any such obligations, covenants and agreements (all such obligations hereinafter collectively called the “Liabilities”). AFAM further agrees to pay all expenses (including, without limitation, reasonable attorneys’ fees and legal expenses) paid or incurred by Lender in endeavoring to collect or enforce the Liabilities (or any part thereof) and this Guaranty.

AFAM’s liability is primary and shall not be terminated or otherwise affected or impaired by, and AFAM waives notice of: (a) the granting of time to Maker (regardless of the number or length of such grants of time) or any other indulgence or indulgences granted to Maker; (b) any alterations, amendments, waivers, extensions, renewals or modifications to any of the Liabilities; (c) any fraud, illegal or improper acts of Maker; (d) any defenses that might constitute a legal or equitable discharge of a surety or guarantor; (e) any invalidity or unenforceability of any of the Liabilities; (f) voluntary or involuntary bankruptcy (including a reorganization in bankruptcy) of Maker or entry of an order for relief against or with respect to Maker under Title 11 of the United States Code; (g) the insolvency of Maker or an assignment by Maker for the benefit of creditors; (h) composition, extension, moratoria or other forms of debtor relief granted to Maker pursuant to law presently in force or hereafter enacted; (i) payment of any Liabilities in the event such payment is invalidated or avoided by a trustee, custodian or receiver of Maker; (j) the dissolution of Maker; or (k) the reorganization, merger or consolidation of Maker into or with another entity, corporate or otherwise, or the sale or disposition of all or substantially all of the capital stock, business or assets of Maker to any other person or party.

AFAM waives (a) presentment, demand, notice of dishonor, protest and all other notices whatsoever, (b) any benefit of any exemption law, now or hereafter in effect in any jurisdiction in which enforcement of this Guaranty is sought and (c) diligence in collection, perfection or protection of or realization upon the Liabilities or any part thereof, any obligation hereunder or any security for any of the foregoing. Notice of acceptance of and action taken by Lender from time to time under this Guaranty are hereby waived.

Subject to the terms of the Promissory Note and Agreement, Lender may resort to AFAM for payment of any Liabilities, whether or not Lender shall have resorted to or have proceeded against Maker. No delay on the part of Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no final or partial exercise of any right or remedy hereunder or under the Promissory Note shall preclude other or further exercises thereof or the exercises of any other right or remedy. The validity of this Guaranty and the obligations of AFAM hereunder shall not be terminated, affected or impaired by reason of any action that Lender may take or fail to take against Maker or by reason of any waiver of, or failure to enforce, any of the rights or remedies of Lender in the Promissory Note. All such rights and remedies hereunder and under the Promissory Note are intended to be distinct, separate and cumulative, and not in exclusion of, or a waiver of, any of the others.

Nothing in this Guaranty shall prevent AFAM from asserting any defense of any kind or nature which AFAM or Maker may have under the Promissory Note or Agreement or at law, including any defense arising out of any of Lender’s acts or failures to act, except to the extent expressly waived in this Guaranty.

This Guaranty is irrevocable, and this Guaranty shall remain in full force and effect following the closing of the transactions contemplated under the Agreement until there shall be no obligations, covenants or agreements of Maker under the Promissory Note and any Liabilities shall have been paid and/or performed in full.

AFAM hereby warrants and represents to Lender that AFAM owns all of the issued and outstanding equity interests of Maker as of the date hereof.

This Guaranty shall be binding upon AFAM and its successors and assigns.

ALMOST FAMILY, INC.

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

Exhibit E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”) is dated as of March 26, 2008, by and between (i) Apex Home Healthcare Services, L.L.C., a Florida limited liability company, and Apex Health and Rehab Center, L.L.C. (together “Assignor”), and (ii) Caretenders of Jacksonville, LLC, a Florida limited liability company (“Assignee”).

Background

A.        Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of March 24, 2008, by and among Caretenders of Jacksonville, LLC, Almost Family, Inc., Apex Home Healthcare Services, L.L.C., Apex Health and Rehab Center, L.L.C., Nancy Ralston, James Spriggs, III, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr. (the “Purchase Agreement”).

B.        Pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor as set forth herein, and this Assignment and Assumption Agreement is contemplated by paragraph 3.2 of the Purchase Agreement.

Agreement

In consideration of the covenants contained in this Assignment and Assumption Agreement and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, agree as follows:

1.         Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement. For purposes of this Assignment and Assumption Agreement, the “Effective Time” shall mean 12:01 a.m., March 27, 2008.

2.         Assumption. Assignor hereby assigns, sells, transfers and sets over to Assignee all of Assignor’s right, title benefit, privileges and interest in and to the Purchased Assets, Assumed Contracts and Assumed Leases, and all of Assignor’s burdens, obligations and liabilities in connection with each of the Assumed Liabilities. Assignee assumes and agrees to pay, perform, fulfill and discharge those liabilities and obligations arising from and after the Effective Time under the Assumed Liabilities. Assignor and Assignee agree that all Excluded Liabilities shall remain the sole responsibility of Assignor. Notwithstanding anything to the contrary, those contracts among the Assumed Contracts which require consent from third parties before assignment shall not be deemed assigned for legal purposes until such consent is obtained. Assignor will use commercially reasonable efforts after Closing to obtain the consent of the other parties to the assignment of the Assumed Contracts, with reasonable assistance as requested by Assignee (but without any payment of money by Assignor or Assignee). If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Assignor thereunder so that Assignee would not receive all such rights, Assignor agree to enter into a mutually agreeable arrangement under which Assignee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Assignee, or under which Assignor would enforce for the benefit of Assignee, with Assignee assuming Assignor’s obligations, any and all rights of Assignor against a third party thereto.

3.         Terms of the Purchase Agreement. The terms of the Purchase Agreement, including Assignee’s covenants, agreements and indemnities relating to the Assumed Liabilities and Assignor’s representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets, Assumed Contracts, Assumed Leases and Assumed Liabilities, are incorporated herein by this reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.         Further Actions. Each of the parties covenants and agrees, at its own expense, to execute and deliver, at the request of the other party, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

5.         Notices. All notices or other communications or deliveries provided for under this Assignment and Assumption Agreement shall be given as provided in the Purchase Agreement.

6.         Governing Law. This Assignment and Assumption Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Florida.

7.         Binding Effect; Assignment. This Assignment and Assumption Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.         Execution in Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

9.         Amendments. No amendment of any provision of this Assignment and Assumption Agreement shall be valid unless the same shall be in writing and signed by Assignor and Assignee.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first set forth above.

APEX HOME HEALTHCARE SERVICES, L.L.C.

By /s/ James W. Spriggs, III
Title James W. Spriggs Partner

APEX HEALTH AND REHAB CENTER, L.L.C.

By /s/ James W. Spriggs, III
Title James W. Spriggs Partner

CARETENDERS OF JACKSONVILLE, LLC

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President